Exhibit 2.1

PURCHASE AGREEMENT

by and among

Hub Group, Inc.,

Mode Transportation, LLC

AND

Mode Purchaser, Inc.

August 31, 2018

TABLE OF CONTENTS

Page

Article I DEFINITIONS	1
1.1 Definitions	1
Article II PURCHASE AND SALE	16
2.1 Purchase and Sale of the Purchased Interests	16
2.2 Purchase Price	16
2.3 Closing Payment Statement	16
2.4 Closing Deliveries	16
2.5 Closing	17
2.6 Purchase Price Adjustments	17
2.7 Loan Receivables Payment	19
2.9 Withholding	20
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	20
3.1 Formation and Qualification	20
3.2 Authorization; Enforceability	21
3.3 No Defaults or Conflicts	21
3.4 Financial Statements; Indebtedness	22
3.5 Undisclosed Liabilities	22
3.6 Absence of Certain Changes or Events	22
3.7 Capitalization; Subsidiaries	24
3.8 No Consents	26
3.9 Permits	26
3.10 Litigation	26
3.11 Material Contracts	27
3.12 Tangible Personal Property; Real Property	30
3.13 Intellectual Property	30
3.14 Environmental Compliance	33
3.15 Taxes	33
3.16 Employee Benefits	35
3.17 Employment Matters	36
3.18 No Other Broker	38
3.19 Compliance with Laws	38
3.20 Insurance	38
3.21 Carriers	38
3.22 Customers	39
3.23 Agents	39
3.24 Officers and Directors	40
3.25 Related Party Transactions	40
3.26 Sufficiency of Assets	40
3.27 International Trade and Anti-Corruption Matters	40
3.28 No Other Representations or Warranties	41

i

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER	41
4.1 Formation and Qualification	41
4.2 Authorization; Enforceability	41
4.3 No Defaults or Conflicts	42
4.4 No Consents	42
4.5 Litigation	42
4.6 Ownership of Purchased Interests	42
4.7 Brokerage	42
4.8 No Other Representations or Warranties	42
Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER	43
5.1 Formation and Qualification	43
5.2 Authorization; Enforceability	43
5.3 No Defaults or Conflicts	43
5.4 No Consents	44
5.5 Litigation	44
5.6 Investment Purpose	44
5.7 Purchaser’s Examination	44
5.8 Brokerage	45
5.9 Solvency	45
5.10 HSR Matters	45
5.11 No Other Representations and Warranties	45
Article VI COVENANTS OF PURCHASER, SELLER AND THE COMPANY	46
6.1 Confidentiality	46
6.2 Intercompany Arrangements	46
6.3 Post-Closing Cooperation	48
6.4 Indemnification and Insurance	48
6.5 Personnel and Benefit Matters	50
6.6 WARN Act Notice	52
6.7 Tax Returns; Audits	52
6.8 Transfer Taxes	53
6.9 Prior Tax Agreements	53
6.10 Tax Refunds	53
6.11 Resignations of Officers and Directors	53
6.12 Restrictive Covenants of Seller	53
6.13 Release	56
6.14 Restrictive Covenants of Purchaser	56
6.15 Retention Bonuses	58
6.16 Collection of Receivables; Misallocated Assets and Liabilities	59
6.17 Further Assurances	60
6.18 Tax Treatment; Purchase Price Allocation	60
6.19 Financial Statements.	61
6.20 Wage Reporting	61

Article VII INDEMNIFICATION	62
7.1 Survival	62
7.2 General Indemnification	62
7.3 Third Party Claims	63
7.4 Limitations on Indemnification Obligations	64
7.5 Manner of Payment	66
7.6 Treatment of Indemnification Payments	66
7.7 Exclusive Remedy; Waiver	66
7.8 Other Matters	67
Article VIII MISCELLANEOUS	67
8.1 Press Releases and Communications	67
8.2 Expenses	68
8.3 Governing Law; Jurisdiction; Waiver of Jury Trial	68
8.4 Binding Effect; Assignment; Third Party Beneficiaries	69
8.5 Amendment and Waiver	69
8.6 Interpretation	69
8.7 No Strict Construction	70
8.8 Counterparts	70
8.9 Complete Agreement	70
8.10 Severability	70
8.11 Notices	71
8.12 Specific Performance	72
8.13 Disclosure Schedule	72
8.14 Legal Representation; Related Matters	73
8.15 Non-Recourse	73

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.1(A)	Permitted Liens
Schedule 1.1(B)	Retention Bonus Letter Agreements
Schedule 1.1(C)	Loan Receivables
Schedule 3.3	Defaults or Conflicts
Schedule 3.4	Financial Statements
Schedule 3.4(c)	Indebtedness
Schedule 3.5	Undisclosed Liabilities
Schedule 3.6	Absence of Certain Changes or Events
Schedule 3.7	Capitalization; Subsidiaries
Schedule 3.7(c)	Voting Company Debt
Schedule 3.7(d)	Other Equity
Schedule 3.8	No Consents
Schedule 3.9	Permits
Schedule 3.10	Litigation
Schedule 3.11	Material Contracts
Schedule 3.12	Real Property Interests
Schedule 3.13	Intellectual Property
Schedule 3.14	Environmental Compliance
Schedule 3.15	Taxes
Schedule 3.16	Employee Benefits
Schedule 3.17	Employment Matters
Schedule 3.19	Compliance with Laws
Schedule 3.21	Carriers
Schedule 3.22	Customers
Schedule 3.23	Agents
Schedule 3.24	Officers and Directors
Schedule 3.25	Related Party Transactions
Schedule 3.26	Sufficiency of Assets
Schedule 6.2	Intercompany Arrangements
Schedule 6.5	Company Assumed Benefit Plans
Schedule 6.11 Schedule 6.12(a)(ii)(A) Schedule 6.12(a)(ii)(B) Schedule 6.14(b)	Resignations of Certain Officers and Directors Restricted Customers Restricted Customer Lanes Non-Restricted Hub Employees
Schedule 6.16(c)	Shared Contracts

EXHIBITS:

Exhibit A	Transition Services Agreement
Exhibit B	Assignment and Assumption Agreement – Retention Bonus Letter Agreements
Exhibit C	Purchase Price Allocation Schedule
Exhibit D	Bank Release
Exhibit E Exhibit F	Form of Press Release Jillamy Incentive Commission Calculation Example

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is dated as of August 31, 2018, by and among Hub Group, Inc., a Delaware corporation (“Seller”), Mode Transportation, LLC, a Delaware limited liability company (the “Company”), and Mode Purchaser, Inc., a Delaware corporation (“Purchaser”). Except as otherwise indicated herein, capitalized terms used herein are defined in Article I.

WHEREAS, the Company and its Subsidiary are in the business of providing (i) non-asset based truckload and less-than-truckload freight brokerage services, (ii) non-asset based intermodal services, including brokerage services, (iii) brokered non-asset based air and ocean forwarding services and (iv) logistics services, including outsourced managed transportation and brokerage services (collectively, the “Business”). For the avoidance of doubt, the Business shall not include the Temstar Business.

WHEREAS, prior to or concurrently with the execution hereof, the Company transferred its business of managing a fleet of refrigerated, intermodal trailers used by carriers to transport temperature sensitive products (the “Temstar Business”) to an Affiliate of Seller pursuant to that certain Transfer Agreement dated as of the date hereof between the Company and such Affiliate of Seller (collectively, the “Temstar Transaction”).

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the issued and outstanding membership interests of the Company (the “Purchased Interests”).

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1              Definitions.

(a)       The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement (such definitions to be equally applicable to both the singular, plural, masculine, feminine and neuter forms of the terms herein defined):

“Accounting Arbitrator” has the meaning set forth in Section 2.6(a).

“Accounting Principles” means GAAP and, to the extent consistent with GAAP, the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies, in each case, used by the Company and its Subsidiary in the preparation of the Financial Statements, applied on a consistent basis.

“Accrued Income Taxes” means an amount equal to the aggregate current income Tax liabilities of the Company and its Subsidiary, determined as of the close of business on the Closing Date, attributable to any Pre-Closing Tax Period, determined without taking into account the consummation of the transactions contemplated hereby or the effects of any transactions entered into by or at the direction of Purchaser on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement). For purposes of the foregoing, any Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning after the Closing Date on a closing of the books basis, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned on a per diem basis.

“Additional Asset” has the meaning set forth in Section 6.16(b).

“Additional Contract” has the meaning set forth in Section 6.16(b).

“Affiliate” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such first particular Person; it being understood and agreed, for the avoidance of doubt, that from and after the Closing, neither the Company nor its Subsidiary shall be deemed to be an Affiliate of Seller or any of its Affiliates.

“Affiliate Agreement” has the meaning set forth in Section 3.25.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax law.

“Aggregate Purchase Price” has the meaning set forth in Section 2.2.

“Agreement” has the meaning set forth in the preamble hereto.

“Anti-Corruption Laws” means all U.S. and non-U.S. laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Assets” has the meaning set forth in Section 3.26.

“Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based incentive, deferred compensation, retirement or supplemental retirement, severance, change-in-control, retention, employment, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance programs, each insurance and other similar fringe benefit plan and any other benefit or compensation plan, policy, agreement, contract program or arrangement, in each case, sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Affiliates for the benefit of any director, officer or employee of the Company or its Subsidiary or any former director, officer or employee of the Company or its Subsidiary, or with respect to which the Company or its Subsidiary has any current or contingent Liability.

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“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in Chicago, Illinois or New York, New York.

“Business Employee” has the meaning set forth in Section 6.12(a).

“Cash Equivalents” means (i) the aggregate amount of all cash and cash equivalents (including marketable securities) on hand or held in deposit, checking, money marketing or similar accounts by or for the benefit of the Company and its Subsidiary as of the Measurement Time, determined in accordance with the Accounting Principles, plus (ii) the aggregate amount of all cash deposits of the Company and its Subsidiary as of the Measurement Time (including any cash deposit of the Company and its Subsidiary held by any Governmental Authority), determined in accordance with the Accounting Principles, plus (iii) the amount of checks and drafts received but not yet posted by the Company or its Subsidiary as of the Measurement Time, minus (iv) the aggregate amount of checks or drafts written by the Company or its Subsidiary that remain outstanding as of the Measurement Time, minus (v) the amount, if any, of Taxes payable to repatriate to the Company or its Subsidiary any Cash Equivalents held in an account located outside of the United States. Cash Equivalents shall not include any cash or cash equivalents of the type described in clause (i) of this definition to the extent such cash or cash equivalents are subject to restrictions on use by applicable law or contract to which the Company or its Subsidiary is a party or bound. Cash Equivalents shall not include any item included in the determination of Net Working Capital or any Loan Receivable.

“Closing” means the closing of the purchase and sale of the Purchased Interests.

“Closing Date” means the effective date of this Agreement.

“Closing Indebtedness” has the meaning set forth in Section 2.2(e).

“Closing Payment Statement” has the meaning set forth in Section 2.3.

“COBRA” means section 4980B of the Code, sections 601 et. seq. of ERISA, and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Software Licenses” has the meaning set forth in Section 3.11(xv).

“Company” has the meaning set forth in the preamble hereto.

“Company Affiliate” has the meaning set forth in Section 3.25.

“Company Benefit Plan” means any Benefit Plan that is sponsored by or required to be sponsored by the Company or its Subsidiary or that covers only directors, officers or employees of the Company or its Subsidiary or any former director, officer or employee of the Company or its Subsidiary.

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“Company Indemnified Parties” has the meaning set forth in Section 6.4(a).

“Company Software” means the Software owned, used or held for use by the Company or its Subsidiary.

“Company Technology” has the meaning set forth in Section 3.13(e).

“Company Transaction Expenses” means all fees, costs and expenses incurred by the Company or its Subsidiary on account of services provided by any third party to the Company or its Subsidiary at or prior to the Closing, in each case, in connection with the transactions contemplated hereby, including (i) the fees and expenses of any financial advisor, any law firm, any accounting firm or any other representative; (ii) any change of control, success, transaction, retention, bonus or similar payments or any severance payments or other compensatory payments, in each case, that are due to any employee, officer or director of the Company or its Subsidiary or any other third party to which the Company or its Subsidiary has an obligation with respect thereto, directly or indirectly, as a result of and in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, along with the employer portion of any Taxes attributable to such payments (but excluding any “double-trigger” payments (and any related employer Taxes) payable to any such Person triggered as a result of the termination of any employee, officer or director of the Company or its Subsidiary after the Closing); and (iii) any payments made to or upon termination of, and any fees and expenses owing in respect of, any Affiliate Agreements which are to be terminated pursuant to the terms hereof at the Closing; provided that, for the avoidance of doubt, in no event shall “Company Transaction Expenses” be deemed to include any fees, costs and expenses owed, paid or payable to any Person to the extent incurred at the direction of Purchaser or any of its Affiliates or otherwise relating to Purchaser’s and/or any of its Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Purchaser and/or any of its Affiliates. Company Transaction Expenses shall not include the Retention Bonus Amount.

“Company TTS” has the meaning set forth in Section 3.11(viii).

“Confidential Information” has the meaning set forth in Section 6.12(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Continuing Employees” has the meaning set forth in Section 6.5(a).

“Costs” has the meaning set forth in Section 6.4(a).

“Data Room” means the electronic data room titled “Project Lonestar” hosted by Intralinks and established by Seller in connection with the transactions contemplated hereby.

“Deductible” has the meaning set forth in Section 7.4(b).

“Deferred Compensation Liabilities” means liabilities under and with respect to the Hub Deferred Compensation Plan that are attributable to Deferred Compensation Plan Participants.

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“Deferred Compensation Plan Participants” has the meaning set forth in Section 6.5(c).

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Purchaser on the date hereof.

“Dispute Notice” has the meaning set forth in Section 2.6(a).

“Environmental Claim” means any Action or order by or before any Governmental Authority, or written notice of violation or Liability by or from any other Person, alleging Liability arising under or relating to Environmental Law, including any arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials from any source or (ii) the failure to comply with any Environmental Law or Environmental Permits.

“Environmental Laws” means all applicable laws, rules, regulations, ordinances, decrees, governmental orders, and judgments relating to (i) pollution, (ii) public or worker health or safety, or (iii) the protection of occupational health or the environment (including ambient air, surface water, groundwater, soils, land surface or subsurface strata), in each case as in effect on or prior to the Closing Date.

“Environmental Permits” has the meaning set forth in Section 3.14(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Aggregate Purchase Price” has the meaning set forth in Section 2.3.

“Excluded Adjustment” means a change in estimate (whether effected by way of reversal or omission of a previously accrued item, or in any other manner) that (x) would increase or decrease the recorded amount of the Company’s or its Subsidiary’s consolidated current assets or consolidated current liabilities, in each case in comparison with the relevant amount reflected in the most recent balance sheet included in the Financial Statements and (y) is not made in response to (i) a bona fide transaction entered into by the Company or its Subsidiary, (ii) a payment made or received by the Company or its Subsidiary, (iii) action of an unaffiliated third party, or (iv) an event or change of circumstances external to the Company or its Subsidiary.

“Ex-Im Laws” means all U.S. and non-U.S. laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Final Determination” means (i) a final, non-appealable determination by a court of competent jurisdiction, (ii) a final, binding and non-appealable ruling by an arbitrator or other Person with similar authority, or (iii) a final and binding settlement agreement between Seller or any Seller Indemnitee, on the one hand, and Purchaser or any other Purchaser Indemnitee, on the other hand.

5

“Financial Statements” means (i) the unaudited consolidated balance sheet of the Business as of December 31, 2017, and the related unaudited consolidated statement of operations for the year then ended, which unaudited financial statements do not include footnote disclosures required by GAAP, and (ii) the unaudited consolidated balance sheet of the Business as of July 31, 2018 (the “Latest Balance Sheet”), and the related unaudited consolidated statement of operations for the seven (7)-month period then ended, which unaudited financial statements do not include footnote disclosures required by GAAP and do not include any year-end adjustments.

“Fraud” means actual, knowing and intentional common law fraud based on a representation or warranty set forth in this Agreement; provided, that for the avoidance of doubt, neither a negligent misrepresentation nor constructive fraud shall constitute Fraud.

“Fundamental Representations” means (i) the representations and warranties of the Company set forth in Section 3.1 (other than the third sentence thereof), Section 3.2, Sections 3.7(a), (b), (c), and (e), Section 3.18 and (ii) the representations and warranties of Seller set forth in Section 4.1, Section 4.2, Section 4.6 and Section 4.7.

“GAAP” means United States generally accepted accounting principles, as in effect as of the date hereof.

“Governmental Authority” means any nation or government, any state, local, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any state of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) (public or private) of competent jurisdiction.

“Hazardous Material” means (i) radioactive materials or wastes, petroleum (including crude oil or any fraction thereof and its byproducts and distillates), asbestos or asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other wastes, materials, chemicals or substances prohibited, limited or regulated (or for which Liability or standards of conduct may be imposed) pursuant to any applicable law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hub Deferred Compensation Plan” means the Deferred Compensation Plan maintained by Seller.

“Hub Group Company” means each of Seller and each of its Subsidiaries (other than the Company and the Subsidiary of the Company).

“Hub Rabbi Trust” means the Hub Group, Inc. Non-Qualified Deferred Compensation Plan Trust.

6

“Indebtedness” shall mean, with respect to any Person, the aggregate amount, without duplication, of (i) the principal of and accrued interest and other payment obligations (if any) in respect of (a) obligations of such Person for money borrowed (including short term debt and long term debt and shareholder accounts of which such Person is the debtor) or (b) obligations evidenced by bonds, debentures or notes; (ii) obligations under any interest rate swaps, collars, caps, hedging or other derivative and similar arrangements, contracts or instruments (valued in accordance with the Accounting Principles), including all obligations of such Person pursuant to hedging or foreign exchange arrangements; (iii) all obligations with respect to capital leases, determined in accordance with the Accounting Principles; (iv) any deferred or contingent purchase price obligations for property, goods or services, including all seller notes and “earn-out” payments, whether contingent or otherwise, valued in accordance with the Accounting Principles; (v) obligations arising under any performance bond or letter of credit, to the extent drawn; (vi) all accrued but unpaid severance obligations (but excluding any severance obligations payable due to actions or decisions made by Purchaser, the Company or its Subsidiary after the Closing); (vii) unpaid profit sharing and pension contribution obligations and liabilities; (viii) Accrued Income Taxes; (ix) all accrued but unpaid cash bonuses payable to current or former employees or directors of such Person; (x) all accrued but unpaid contributions of such Person under the Seller 401(k) Plan with respect to the Continuing Employees; (xi) the Agency High Performance Incentive accrual of such Person; (xii) any guaranty given in respect of the foregoing items (i) through (xi); and (xiii) all accrued and unpaid interest, prepayment penalties, fees, costs, expenses and other amounts that would be payable in order to fully discharge and terminate all obligations under indebtedness of the types described in the foregoing items (i) through (xii); provided, however, that Indebtedness shall exclude any indebtedness between the Company and its Subsidiary.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnified Taxes” means (i) any Taxes of or with respect to the Company or its Subsidiary for any Pre-Closing Tax Period, (ii) any Taxes of any other Person imposed on or with respect to the Company or its Subsidiary as a transferee or successor, by contract or assumption, operation of law (including Treasury Regulations Section 1.1502-6 or any similar or comparable provision of state local or foreign law) or otherwise, in each case, resulting from circumstances existing (including membership in a combined, consolidated or unitary Tax group), actions taken, or contracts entered into prior to the Closing, (iii) any Taxes resulting from Seller’s breach of any covenant in this agreement with respect to Taxes and/or (iv) any Taxes resulting from the breach of any representation or warranty in Section 3.15 (without regard to any materiality qualifier therein or any disclosure related thereto). Indemnified Taxes shall exclude any Taxes to the extent included in the computation of Cash Equivalents, the computation of Closing Indebtedness, the computation of Company Transaction Expenses, or the computation of Net Working Capital, in each case, as finally determined.

“Independent Business Owner” means any independent agent of the Company or its Subsidiary that acts as a salesperson or manages an operation to perform fulfillment services in connection with the Business, including fulfillment with respect to freight shipped by customers of such Independent Business Owner or on behalf of other Sales Agents.

“Insurance Policies” has the meaning set forth in Section 3.20.

7

“Intellectual Property” means all intellectual property, industrial property and proprietary rights and assets, in any jurisdiction throughout the world, including any and all: (i) patent (including all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof), patent applications and patent rights; (ii) trademarks, service marks, trade names, business names, logos, and other similar designations of source, association or origin, together with the goodwill associated therewith; (iii) copyrights and works of authorship; (iv) Technology; (v) domain names and Internet addresses; and (vi) issuances, registrations and applications for any of the foregoing.

“Intercompany Agreement” has the meaning set forth in Section 3.25.

“IP and Technology Licenses” has the meaning set forth in Section 3.13(e).

“IRS” means the United States Internal Revenue Service or any successor entity thereto.

“Jillamy” means Jillamy, Inc.

“Jillamy Agreement” means that certain Operations and Sales Independent Business Owner Agreement, dated July 1, 2009, between Exel Transportation, Inc. (n/k/a Mode Transportation, LLC) and Jillamy, Inc., as modified by the Preferred Agent Addendum, dated July 1, 2009, Addendum No. 2 dated December 18, 2009, Addendum No. 3 dated April 5, 2010, Addendum No. 4 dated February 22, 2011, Addendum No. 5 dated February 22, 2011, Addendum No. 6 dated April 20, 2011, the Agreement Amendment dated April 28, 2011, Addendum No. 7 dated August 1, 2011, the Amendment dated April 30, 2012, the Addendum dated August 13, 2012, the Addendum dated September 27, 2012, the Addendum dated January 1, 2013, the Addendum dated February 27, 2013, Addendum No. 3 dated June 14, 2013, the Addendum dated September 11, 2013, the Addendum dated December 16, 2013, the Addendum dated February 6, 2014, the Addendum dated May 17, 2014, the Addendum dated October 30, 2014, Addendum No. 19, dated December 4, 2014, Addendum No. 21, dated January 9, 2015, Addendum No. 22 dated June 14, 2015, Addendum No. 23 dated June 26, 2015, the Addendum dated September 11, 2015, the Addendum dated January 20, 2016, the Addendum dated February 25, 2016, Addendum No. 27, dated August 5, 2016, Addendum No. 28 dated September 13, 2016, Addendum No. 29 dated December 21, 2016, Addendum No. 30, dated April 1, 2017, and Addendum No. 31, dated April 5, 2017.

“Jillamy Incentive Commission” means an amount equal to (a)(i) the Seller Gross Margin multiplied by (ii) the Weighted Average Commission Percentage, less (b) the commissions paid by the Company and/or its Subsidiary to Jillamy prior to the Closing in Fiscal Year 2018, less (c) the accrued commissions payable to Jillamy in the Net Working Capital (as finally determined). As used in such definition: (1) “Fiscal Year 2018” means the fiscal year of the Company and its Subsidiary beginning on January 1, 2018 and ending on December 31, 2018; (2) “Gross Margin” means, for a specified period, as determined in accordance with the Jillamy Agreement, an amount equal to (x) the aggregate sales revenue of the Company and its Subsidiary in respect of sales made by Jillamy in such period less (y) the aggregate transportation costs of the Company and its Subsidiary in respect of such sales in such period; (3) “Seller Gross Margin” means the Gross Margin prior to the Closing in Fiscal Year 2018; (4) “Total Gross Margin” means the Gross Margin in Fiscal Year 2018; and (5) “Weighted Average Commission Percentage” means an amount, expressed as a percentage, equal to (x) the aggregate commissions payable by the Company and its Subsidiary to Jillamy for Fiscal Year 2018 divided by (y) Total Gross Margin. Attached hereto as Exhibit F is an example of the calculation of the Jillamy Incentive Commission.

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“Jillamy Incentive Commission Statement” has the meaning set forth in Section 2.8.

“Knowledge” means (i) with respect to the Company, the actual knowledge (after reasonable inquiry of their respective direct reports) of any of Terri Pizzuto, Douglas Beck, Jim Damman, Todd Thompson, Brad Young and David Bailey, (ii) with respect to Seller, the actual knowledge (after reasonable inquiry of their respective direct reports) of any of Terri Pizzuto, Douglas Beck, Jim Damman, Todd Thompson, Brad Young, David Bailey, David Yeager and Don Maltby and (iii) with respect to Purchaser, the actual knowledge (after reasonable inquiry) of any officer of Purchaser.

“Latest Balance Sheet” has the meaning set forth in the definition of “Financial Statements.”

“Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or its Subsidiary holds any Leased Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or its Subsidiary thereunder.

“Leased Property” has the meaning set forth in Section 3.12(b).

“Lien” means any lien, license, right of first refusal, option, mortgage, security interest, charge or encumbrance of any kind or nature.

“Loan Receivables” means the aggregate amount of outstanding loan receivables of the Company and its Subsidiary from the Sales Agents of the Company and its Subsidiary as of the Measurement Time, determined in accordance with the Accounting Principles and set forth on Schedule 1.1(C).

“Losses” has the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means any effect, change, event, circumstance, state of facts, occurrence or development which alone or in combination with any other effect, change, event, circumstance, state of facts, occurrence or development, (A) does or would reasonably be expected to prevent or materially delay or materially impair the ability of Seller to perform its obligations hereunder or consummate the transactions contemplated hereby or (B) has or would reasonably be expected to have a material adverse effect on the Business or the financial condition, results of operations or assets of the Company and its Subsidiary, taken as a whole; provided that for purposes of the foregoing clauses (A) and (B), a Material Adverse Effect shall not include any effect, change, event, circumstance, state of facts, occurrence or development (and none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be or would reasonably be expected to have, a Material Adverse Effect) to the extent (and only to the extent) arising out of: (a) effects, changes, events, circumstances, states of facts, occurrences or developments affecting the industry or markets in which the Company and its Subsidiary operate, (b) the announcement or disclosure of the transactions contemplated herein (including any effects, changes, events, circumstances, states of facts, occurrences or developments resulting from or arising out of any of the Company’s or its Subsidiary’s customers, suppliers, carriers, agents or other business relations becoming aware of the transactions contemplated by this Agreement), (c) regulatory, political, social or general economic conditions (including any effects, changes, events, circumstances, states of facts, occurrences or developments arising from or relating to any of the foregoing), (d) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (f) changes in law or GAAP, (g) compliance with the terms of this Agreement or with any request of Purchaser or the taking of any action that has been approved or consented to by Purchaser, (h) any “Acts of God”, including, but not limited to, any hurricanes, fires, earthquakes or other natural disasters, or any epidemics, (i) the failure of the Company or its Subsidiary to meet or achieve the results set forth in any projection, estimate, forecast or plan (provided that the underlying cause of such failures may be considered in determining whether there is a Material Adverse Effect), (j) any effect, change, event, circumstance, state of facts, occurrence or development resulting from a breach of this Agreement by Purchaser and/or (k) the failure to obtain the consent of any Person which may be necessary to consummate the transactions contemplated hereby, except, in the case of clauses (a), (c), (d), (e), (f) or (h), to the extent that such effect, change, event, circumstance, state of facts, occurrence or development has a disproportionately adverse effect on the Business relative to other businesses in the industry or market in which the Company and its Subsidiary operate in any material respect.

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“Material Contracts” has the meaning set forth in Section 3.11.

“Measurement Time” shall mean 12:01 a.m. Chicago, Illinois time as of the Closing Date.

“Mode Deferred Compensation Plan” means the 2011 Supplemental Deferred Compensation Plan.

“Mode Rabbi Trust” means the 2011 Supplemental Deferred Compensation Plan Trust.

“Net Working Capital” means an amount equal to the sum of (a) the consolidated current assets of the Company and its Subsidiary, less (b) the consolidated current liabilities of the Company and its Subsidiary, each as of the Measurement Time, and in each case determined in accordance with the Accounting Principles; provided however, for purposes of this Agreement, Net Working Capital shall not include (i) any Cash Equivalents or any Loan Receivables, (ii) any Closing Indebtedness, (iii) any intercompany accounts, payables or loans of any kind or nature between the Company and its Subsidiary, (iv) any Company Transaction Expenses, (v) any liabilities or obligations of the Company or its Subsidiary in respect of undrawn letters of credit, performance bonds, surety or similar instruments or arrangements, (vi) any fees, expenses or other liabilities of the Company or its Subsidiary relating to Purchaser’s and/or any of its Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Purchaser and/or any of its Affiliates and/or otherwise incurred at the direction of Purchaser (or any of its Affiliates), (vii) any asset or liability for current or deferred income Taxes or Transfer Taxes, (viii) any liability in respect of the employer matching contribution for the Hub Deferred Compensation Plan and/or (ix) any Excluded Adjustment. Notwithstanding anything contained herein to the contrary, (A) the assets and liabilities of the Company and its Subsidiary with respect to the Mode Deferred Compensation Plan and the Mode Rabbi Trust (whether current or long-term) shall be included in the determination of Net Working Capital and (B) all accrued but unpaid commissions payable to current or former Sales Agents or consultants of such Person shall be included as current liabilities in the determination of Net Working Capital.

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“Non-Party Affiliates” has the meaning set forth in Section 8.15.

“Notice of Claim” means a written notice that specifies (i) the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement related thereto with respect to which Losses are being claimed by the Indemnified Party (to the extent known), (ii) in reasonable detail, the facts and circumstances underlying such alleged breach (to the extent known), and (iii) the amount claimed in respect of the alleged breach (to the extent quantifiable or known).

“Owned Company Technology” has the meaning set forth in Section 3.13(c).

“Owned Intellectual Property” means all Intellectual Property owned by the Company or its Subsidiary.

“Permits” has the meaning set forth in Section 3.9.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, (ii) (A) with respect to tangible property, Liens arising under original purchase price conditional sales contracts and equipment leases with third Persons entered into in the ordinary course of business and purchase money Liens and (B) Liens of a lessor, sublessor, licensor, sublicensor, lessee, sublessee, licensee or sublicensee arising under lease arrangements or license arrangements, (iii) Liens arising under (including deposits and pledges made in the ordinary course of business in compliance with) worker’s compensation, unemployment insurance and other similar social security laws, (iv) Liens for Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by the Company and/or its Subsidiary and for which adequate reserves have been established in accordance with GAAP, (v) any restriction on transfer arising under any applicable securities laws, (vi) Liens to be terminated or released in connection with the consummation of the transactions contemplated by this Agreement, (vii) those Liens set forth on Schedule 1.1(A), (viii) with respect to tangible property, Liens or other imperfections of title or encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the Business as presently conducted, (ix) easements, covenants, rights-of-way and other similar charges and encumbrances of record affecting real property, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the Business as presently conducted, (x) (A) zoning, building and other similar restrictions, and (B) Liens that have been placed by any developer, landlord or other third Person on any property over which the Company or its Subsidiary has easement rights or any leased real property, and subordination or similar agreements relating thereto, in each case of this clause (x), individually or in the aggregate materially impair, or would be expected to materially impair, the continued use and operation of the properties to which they relate in the conduct of the Business as presently conducted or (xi) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice.

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“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and any other entity or any Governmental Authority.

“Post-Closing Payment Statement” has the meaning set forth in Section 2.6(a).

“Potential Claims” has the meaning set forth in Section 6.2(b).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 6.18.

“Purchased Interests” has the meaning set forth in the recitals hereto.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnitee” has the meaning set forth in Section 7.2(a).

“Purchaser’s 401(k) Plan” has the meaning set forth in Section 6.5(d).

“Receivables” has the meaning set forth in Section 6.16(a).

“Release” means any actual or threatened release, spill, emission, leaking, emptying, escaping, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Releasee” has the meaning set forth in Section 6.13(a).

“Representation and Warranty Insurance Policy” means any buyer-side representation and warranty insurance policy obtained by Purchaser (at Purchaser’s sole cost and expense) in connection with the transactions contemplated by this Agreement.

“Responsible Party” has the meaning set forth in Section 7.3(a).

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“Retention Bonus Amount” has the meaning set forth in Section 6.15.

“Retention Bonus Letter Agreements” shall mean the agreements set forth on Schedule 1.1(B).

“Retention Bonuses” shall mean the retention bonuses set forth on Schedule 1.1(B) as contemplated by the Retention Bonus Letter Agreements.

“Sales Agent” means (i) any Independent Business Owner and any salespersons or other employees or agents thereof and (ii) any independent agent of the Company or its Subsidiary (other than an Independent Business Owner) that acts as a salesperson to represent the Company and its Subsidiary and the Business to current and prospective customers and is issued a sales number by the Company or its Subsidiary.

“Sanctioned Country” means any country or region that is, or has been in the last three (3) years, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. laws relating to economic or trade sanctions, including the laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom, and all other EU member states.

“Securities Act” has the meaning set forth in Section 5.6.

“Seller” has the meaning set forth in the preamble hereto.

“Seller 401(k) Plan” means the Hub Group Employee Profit Sharing Trust Plan.

“Seller Affiliated Group” means any Affiliated Group the common parent of which is Seller.

“Seller Confidential Information” has the meaning set forth in Section 6.14(c).

“Seller D&O Insurance Policies” has the meaning set forth in Section 6.4(b).

“Seller Employees” has the meaning set forth in Section 6.14(b).

“Seller Group” means Seller and any of its Subsidiaries (other than the Company and its Subsidiary).

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“Seller Indemnitee” has the meaning set forth in Section 7.2(b).

“Seller Occurrence Policies” has the meaning set forth in Section 6.2(b).

“Shared Contract” has the meaning set forth in Section 6.16(c).

“Software” means software and firmware of any type, including computer programs and application programming interfaces, whether in source or object code form, together with any and all software development kits, libraries and tools, and any related specifications and documentation, including user manuals and training materials, related to any of the foregoing.

“Solvent” has the meaning set forth in Section 5.9.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Survival Period” has the meaning set forth in Section 7.1.

“Target Working Capital” means the amount of $57,005,951.

“Tax Return” or “Tax Returns” any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment, submitted to a Governmental Authority.

“Taxes” means any net income, capital gains, gross income, gross receipts, sales, use, estimated, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, unemployment, property (real or personal), customs, escheat, alternative, value added, or other tax, assessment, charge, duty or levy in the nature of a tax imposed by any Governmental Authority, or any interest or any penalties incurred under any laws with respect to (or in lieu of) such taxes.

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“Technology” means all (i) trade secrets and other confidential or proprietary information, including inventions, know-how, designs, formulae, techniques, processes, procedures, discoveries, research records, records of inventions, test information, customer and supplier lists, business and marketing plans, data and data collections, market surveys and marketing know-how; (ii) Software; and (iii) hardware (whether general purpose or special purpose), servers, websites, circuits, platforms, databases, cable, networks and other computer system.

“Temstar Business” has the meaning set forth in the recitals hereto.

“Temstar Transaction” has the meaning set forth in the recitals hereto.

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Top Agents” has the meaning set forth in Section 3.23.

“Top Carriers” has the meaning set forth in Section 3.21.

“Top Customers” has the meaning set forth in Section 3.22.

“Trade Control Laws” has the meaning set forth in Section 3.27(a).

“Transfer Taxes” means all transfer Taxes (excluding, for the avoidance of doubt, Taxes measured by net income), including sales, property, real estate transfer, use, excise, stock, stamp, documentary, filing, recording, registration, permit, license, authorization, administrative (including, without limitation, notary fees), value-added and similar Taxes, filing fees and similar charges.

“Transition Services Agreement” means the Transition Services Agreement entered into as of the Closing Date between Seller and the Company, attached hereto as Exhibit A.

“Voting Company Debt” has the meaning set forth in Section 3.7(c).

“W&S” has the meaning set forth in Section 8.14.

“WARN Act” has the meaning set forth in Section 3.17(d).

Article II
PURCHASE AND SALE

2.1              Purchase and Sale of the Purchased Interests. On the terms and subject to the conditions contained in this Agreement, on the Closing Date at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser (free and clear of all Liens, other than any restriction on transfer arising under any applicable securities laws), and Purchaser shall purchase from Seller, the Purchased Interests.

2.2              Purchase Price. The aggregate purchase price (the “Aggregate Purchase Price”) for the Purchased Interests shall be an amount equal to the sum of:

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(a)       $238,500,000;

(b)       plus, the aggregate amount of the Cash Equivalents;

(c)       plus, the amount, if any, by which the Net Working Capital is greater than the Target Working Capital;

(d)       less, the amount, if any, by which the Net Working Capital is less than the Target Working Capital;

(e)       less, the aggregate amount of Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing (the “Closing Indebtedness”).

2.3              Closing Payment Statement. Prior to the Closing Date, Seller has delivered to Purchaser a certificate executed by a duly authorized officer of Seller containing a statement (the “Closing Payment Statement”) setting forth (i) Seller’s good faith estimate of the aggregate amount of the Cash Equivalents, (ii) Seller’s good faith estimate of the Net Working Capital and the resulting amount, if any, by which the Net Working Capital is less than (or greater than) Target Working Capital, (iii) Seller’s good faith estimate of the Closing Indebtedness, (iv) Seller’s calculation of the Aggregate Purchase Price based on the foregoing (the “Estimated Aggregate Purchase Price”) and (v) Seller’s good faith estimate of the Loan Receivables (it being understood and agreed by the parties that such good faith estimates are based on Seller’s calculation of Net Working Capital and Closing Indebtedness as of July 31, 2018).

2.4              Closing Deliveries.

(a)       Purchaser Deliveries. At the Closing, Purchaser shall (i) pay the Estimated Aggregate Purchase Price to Seller, by wire transfer of immediately available funds to an account designated by Seller and (ii) deliver to Seller (A) a copy of the certificate of formation of Purchaser (certified by the Secretary of State of Delaware) and a certificate of good standing from the State of Delaware for Purchaser dated within fifteen (15) days of the Closing Date and (B) a copy of the Transition Services Agreement, duly executed by the Company.

(b)       Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(i)       an executed instrument of assignment and/or transfer from Seller to Purchaser (in the form agreed upon by Purchaser and Seller prior to Closing) effectuating the transfer of the Purchased Interests (which are uncertificated) from Seller to Purchaser hereunder, free and clear of all Liens, other than any restriction on transfer arising under any applicable securities laws;

(ii)       a copy of the certificate of formation of the Company (certified by the Secretary of State of Delaware) and a certificate of good standing from the State of Delaware for the Company dated within fifteen (15) days of the Closing Date;

(iii)       a certificate of non-foreign status in the form and substance required under Section 1445 of the Code and the Treasury Regulations thereunder;

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(iv)       a duly completed IRS Form W-9 from Seller;

(v)       the Release of Guarantor, in the form of Exhibit D, from the Bank of Montreal, in its capacity as administrative agent, under that certain Credit Agreement dated as of July 1, 2017 (as amended, restated, supplemented or modified from time to time), by and among Seller, the Company, the lenders from time to time party thereto and the Bank of Montreal, in its capacity as administrative agent;

(vi)       the letters of resignation required pursuant to Section 6.11; and

(vii)       a copy of the Transition Services Agreement, duly executed by Seller.

2.5              Closing. The Closing shall take place on the Closing Date at the offices of Winston & Strawn LLP located at 35 West Wacker Drive, Chicago, Illinois, 60601 at 10:00 a.m., local time. The Closing shall be effective as of 12:01 a.m. Chicago, Illinois time on the date hereof for all purposes of this Agreement. The purchase price to be paid by Purchaser at the Closing to Seller for the Purchased Interests shall consist of a payment at the Closing, as specified in Section 2.4(a), of an amount of cash equal to the Estimated Aggregate Purchase Price and shall be subject to adjustment as specified in Section 2.6.

2.6              Purchase Price Adjustments.

(a)       No later than 75 days following the Closing, Purchaser shall cause to be prepared and delivered to Seller a statement (the “Post-Closing Payment Statement”) setting forth (i) Purchaser’s good faith calculation of the aggregate amount of the Cash Equivalents, (ii) Purchaser’s good faith calculation of the Net Working Capital and the resulting amount, if any, by which the Net Working Capital is less than (or greater than) Target Working Capital, (iii) Purchaser’s good faith estimate of the Closing Indebtedness, (iv) Purchaser’s calculation of the Aggregate Purchase Price based on the foregoing and (v) Purchaser’s calculation of the Loan Receivables. If Seller accepts the Post-Closing Payment Statement in writing, or if Seller fails to notify Purchaser of any dispute with respect thereto within 30 days following receipt thereof, then the calculation of the Aggregate Purchase Price and the components thereof and Purchaser’s calculation of the Loan Receivables as set forth in the Post-Closing Payment Statement shall be deemed final and conclusive and binding upon all parties. If Seller disputes the accuracy of the calculation of the Aggregate Purchase Price or any component thereof or the calculation of the Loan Receivables set forth in the Post-Closing Payment Statement, Seller shall provide written notice to Purchaser no later than 30 days following receipt of the Post-Closing Payment Statement (the “Dispute Notice”), setting forth in reasonable detail those items that Seller disputes, the amounts of any adjustments that are necessary in Seller’s judgment for the computation of the Aggregate Purchase Price or the components thereof or the calculation of the Loan Receivables to conform to the requirements of this Agreement, and the basis for its suggested adjustments. During the 30-day period following delivery of a Dispute Notice, Purchaser and Seller will negotiate in good faith with a view to resolving their disagreements over the disputed items. From and after the delivery of the Post-Closing Payment Statement to Seller and until the final determination of the Aggregate Purchase Price and the Loan Receivables in accordance with this Section 2.6, Seller and its agents will be provided with such reasonable access during normal business hours to the relevant portions of the financial books and records of the Company and its Subsidiary and access to the agents and employees of the Company and its Subsidiary (including independent accountants and their work papers, subject to execution of customary access papers) as Seller may reasonably request to enable it to respond to the Post-Closing Payment Statement. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the Aggregate Purchase Price and the Loan Receivables shall be the amount agreed upon by them. If the parties fail to resolve their differences over the disputed items within such 30-day period, then Purchaser and Seller shall forthwith jointly engage the Accounting Arbitrator to make a binding determination as to the disputed items in accordance with this Agreement. The “Accounting Arbitrator” shall mean such national firm of independent accountants as may be agreed upon by Purchaser and Seller. The Accounting Arbitrator will under the terms of its engagement have no more than 30 days from the date of referral and no more than 15 days from the final submission of information and testimony by Purchaser and Seller within which to render its written decision (including a statement of the reasons therefor) with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice), which decision shall be final and binding upon the parties and enforceable by any court of competent jurisdiction. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.

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(b)       Post-Closing Adjustment.

(i)       Payment by Seller. If the Aggregate Purchase Price, as finally determined pursuant to Section 2.6(a), is less than the Estimated Aggregate Purchase Price, Seller will, within five (5) Business Days after the determination thereof, pay to Purchaser an amount equal to such shortfall, by wire transfer of immediately available funds.

(ii)       Payments by Purchaser.

(A)             Purchaser Adjustment. If the Aggregate Purchase Price, as determined pursuant to Section 2.6(a), is greater than the Estimated Aggregate Purchase Price, Purchaser will, within five (5) Business Days after the determination thereof, pay to Seller an amount equal to such excess, by wire transfer of immediately available funds.

(B)              Payments in respect of the Loan Receivables. The Loan Receivables, as determined pursuant to Section 2.6(a), shall be paid to Seller when, as and only to the extent payable pursuant to Section 2.7.

(c)                Adjustment of the Aggregate Purchase Price; Exclusive Remedy. Payment of any amount owed pursuant to this Section 2.6 shall be treated as an adjustment to the Aggregate Purchase Price. For the avoidance of doubt, the parties hereto acknowledge and agree that, from and after the Closing, the provisions of this Section 2.6 and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the parties with respect to the matters that are or that may be addressed through the purchase price adjustments contemplated hereby.

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2.7              Loan Receivables Payment. From time to time after the Closing, Purchaser shall, or shall cause the Company or its Subsidiary to, pay to Seller one or more cash payments equal to (without duplication) (a) the amount of any cash actually received by Purchaser, the Company or its Subsidiary from time to time after the Closing from any Sales Agent as repayment of any Loan Receivables and (b) the amount of any cash deducted or otherwise applied by the Company or its Subsidiaries against payments actually owed to Sales Agents in satisfaction of any Loan Receivables in accordance with the express terms thereof, as promptly as reasonably practicable following receipt, deduction or application thereof, as applicable, by Purchaser, the Company or its Subsidiary. After the Closing, Purchaser shall, and shall cause the Company and its Subsidiary to take, at the sole cost and expense of Seller, all actions reasonably requested by Seller to collect the Loan Receivables as and when they become due (provided that the foregoing shall not require Purchaser, the Company or its Subsidiary to cease doing business with or otherwise adversely affect the Company’s business relationship with any Sales Agent in any material respect or initiate any Action against any Sales Agent or other debtor with respect to any Loan Receivables).

2.8              Jillamy Incentive Commission. By January 20, 2019, Purchaser shall prepare and deliver to Seller a statement (the “Jillamy Incentive Commission Statement”) setting forth Purchaser’s good faith calculation of the Jillamy Incentive Commission in reasonable detail. If Seller accepts the Jillamy Incentive Commission Statement in writing, or if Seller fails to notify Purchaser of any dispute with respect thereto within 10 days following receipt thereof, then the calculation of the Jillamy Incentive Commission as set forth in the Jillamy Incentive Commission Statement shall be deemed final and conclusive and binding upon all parties. If Seller disputes the accuracy of the calculation of the Jillamy Incentive Commission set forth in the Jillamy Incentive Commission Statement, Seller shall provide written notice to Purchaser no later than 10 days following receipt of the Jillamy Incentive Commission Statement, setting forth in reasonable detail the amounts of any adjustments that are necessary in Seller’s judgment for the computation of the Jillamy Incentive Commission to conform to the requirements of this Agreement and the basis for its suggested adjustments. Any such disputes shall be resolved mutatis mutandis in accordance with the dispute resolution mechanism set forth in Section 2.6. From and after the delivery of the Jillamy Incentive Commission Statement to Seller and until the final determination of the Jillamy Incentive Commission in accordance with this Section 2.8, Seller and its agents will be provided with such reasonable access during normal business hours to the relevant portions of the financial books and records of the Company and its Subsidiary and access to the agents and employees of the Company and its Subsidiary (including independent accountants and their work papers, subject to execution of customary access papers) as Seller may reasonably request to enable it to respond to the Jillamy Incentive Commission Statement. Seller will, within five (5) Business Days after the final determination of the Jillamy Incentive Commission, pay to the Company an amount equal to the Jillamy Incentive Commission, by wire transfer of immediately available funds. Such amount shall be used by the Company to pay commissions owed by the Company and its Subsidiary to Jillamy (or to reimburse the Company and its Subsidiary for amounts already paid to Jillamy).

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2.9              Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code or other Tax law. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made. To the extent that Purchaser or any Affiliates thereof determine that any payment to Seller hereunder is subject to deduction and/or withholding (other than in respect of compensatory amounts), then Purchaser shall provide Seller with prior written notice as soon as reasonably practicable, but in any event at least five (5) Business Days’ prior written notice (or, if later, promptly after becoming aware thereof), prior to making any deduction or withholding from the consideration otherwise payable thereto under this Agreement and shall work with Seller in good faith in obtaining any information or certificates to establish that withholding is not necessary (or a reduced rate of withholding is available).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as follows:

3.1              Formation and Qualification. Each of the Company and its Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and its Subsidiary has all requisite limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not and would not reasonably be expected to adversely affect the Company and its Subsidiary, taken as a whole, in any material respect. Each of the Company and its Subsidiary is duly qualified to do business (where applicable), and is in good standing, to the extent applicable, as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so duly qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company’s only Subsidiary is Mode Freight Services, LLC, a Delaware limited liability company. The Company has heretofore made available to Purchaser complete and correct copies of its and its Subsidiary’s certificate of formation and limited liability company agreement, in each case as in effect as of the date hereof and is not in violation of any of the respective terms thereof.

3.2              Authorization; Enforceability. The execution and delivery of this Agreement by the Company and each other document delivered pursuant to the terms of this Agreement to which the Company is or will at the Closing be a party and the performance by the Company of its obligations hereunder and thereunder have been validly authorized by all necessary action on the part of the Company and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or any other document delivered pursuant to the terms of this Agreement to which the Company is or will at the Closing be a party. This Agreement and each other document delivered pursuant to the terms of this Agreement to which the Company is or will at the Closing be a party and all transactions contemplated hereby and thereby have been duly executed and delivered by the Company. Assuming this Agreement and each other document delivered pursuant to the terms of this Agreement to which the Company is or will at the Closing be a party constitutes (or will constitute, as applicable) the valid and binding obligation of each of the other parties hereto, this Agreement and each other document delivered pursuant to the terms of this Agreement to which the Company is or will at the Closing be a party constitutes and will constitute at the Closing the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an Action in equity or at law).

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3.3              No Defaults or Conflicts. Except as described on Schedule 3.3, neither the execution and delivery of this Agreement or any other document delivered pursuant to the terms of this Agreement to which the Company is or will at the Closing be a party, nor the consummation of the transactions contemplated hereby or thereby by the Company, nor the performance by the Company of its obligations hereunder or thereunder, will (with or without due notice or lapse of time or both) (a) constitute a breach or result in any violation of the certificate of formation or limited liability company agreement of the Company or its Subsidiary; or (b) violate, conflict with or constitute a default under, result in the breach of, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon the assets of the Company or its Subsidiary or the Business under: (i) any Material Contract; or (ii) any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or its Subsidiary or any of their respective assets or the Business, except in the case of this clause (b), any such item which would not reasonably be expected to adversely affect the Company and its Subsidiary, taken as a whole, in any material respect or prevent or materially delay Seller’s ability to perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby or thereby.

3.4              Financial Statements; Indebtedness.

(a)       True, correct and complete copies of the Financial Statements are attached on Schedule 3.4. Except (x) as set forth on Schedule 3.4 or as disclosed or reflected on the face of any of the Financial Statements and (y) that the allocation of corporate support, general, management and administrative and other liabilities and expenses included in any of the Financial Statements may differ from what would be included for the Business on a stand-alone basis, the Financial Statements (i) have been prepared in conformity with GAAP consistently applied (except in each case as described therein and/or as excepted pursuant to the last parenthetical in this Section 3.4(a)), (ii) are consistent with the books and records of the Company and its Subsidiary, and (iii) present fairly, in all material respects, the consolidated financial position and results of operations of the Business, as of the respective dates thereof and for the respective periods indicated in accordance with GAAP consistently applied (subject to the lack of footnotes and other presentation items and year-end adjustments, which would not, individually or in the aggregate, reasonably be expected to be material to the Business).

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(b)       The Company and its Subsidiary maintain, and have maintained for all periods reflected in the Financial Statements, a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the reporting of assets is compared with existing assets at regular intervals.

(c)       Except as set forth on Schedule 3.4(c), the Company and its Subsidiary have no outstanding Indebtedness.

3.5              Undisclosed Liabilities. Neither the Company nor its Subsidiary has any Liability of a nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiary prepared as of the date hereof in accordance with GAAP, other than (i) Liabilities adequately reflected or reserved against in the Financial Statements, (ii) Liabilities incurred in the ordinary course of its business since the date of the Latest Balance Sheet (none of which constitutes a Liability for breach of contract, breach of warranty, tort, infringement or violation of applicable law and which are not material, individually or in the aggregate, in amount), (iii) Liabilities to be included in (or for which a reserve or accrual is to be included in) the computation of the Net Working Capital or Closing Indebtedness (each as finally determined in accordance with this Agreement) or any Company Transaction Expense, (iv) Liabilities between the Company and its Subsidiary, (v) Liabilities expressly contemplated by this Agreement and (vi) Liabilities set forth on Schedule 3.5.

3.6              Absence of Certain Changes or Events. Except as set forth on Schedule 3.6 or as otherwise contemplated by this Agreement or the Transition Services Agreement, since December 31, 2017 through the date of this Agreement, the Seller Group, the Company and its Subsidiary have conducted the Business in the ordinary course and there has not been, with respect to the Business: (a) a Material Adverse Effect; (b) any change in accounting principles, except as required by GAAP; (c) any sale or transfer of any material assets of the Company and its Subsidiary, other than goods or services sold in the ordinary course of business; (d) any incurrence of material Indebtedness or making of any material loans or advances to, or guarantees for the benefit of, any Person, except for advances made to employees, officers or directors in the ordinary course of business or intercompany loans, advances or guaranties; (e) any material loss, damage or destruction, whether or not covered by insurance and whether or not in the ordinary course of business; (f) any amendment to the governing documents of the Company or its Subsidiary; (g) any voluntary or involuntary sale, transfer, surrender, abandonment, license, waiver, release or other disposition of any Owned Intellectual Property, except for the nonexclusive license or grant of access to Company Software in the ordinary course of business; (h) disclosure, distribution, delivery, license or other disclosure of any source code for Company Software to any escrow agent or other Person, other than to independent contractors acting on behalf of the Business who have entered into written confidentiality agreements with the Company or its Subsidiary; (i) any termination of any contract that would be required to be disclosed on Schedule 3.11 had it been in effect as of the date hereof or (j) any making or grant of any bonus or any salary increase (other than as required by any Benefit Plan set forth on Schedule 3.16(a)(i) or in the ordinary course of business and consistent with past practice) or any making or grant of any equity or equity-based award to any current or former employee or independent contractor (other than as required by any Benefit Plan set forth on Schedule 3.16(a)(i)). Except as set forth on Schedule 3.6 or as otherwise contemplated by this Agreement, since December 31, 2017 through the date of this Agreement, neither the Company nor its Subsidiary (nor any member of the Seller Group with respect to the Business) has:

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(i)       split, combined, redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any share capital of, or other equity or voting interest in, the Company or its Subsidiary;

(ii)       (A) acquired any business or Person, by merger or consolidation or by any other manner or (B) purchased any material assets (other than inventory in the ordinary course) or any equity interests, in a single transaction or a series of related transactions;

(iii)       (A) canceled or waived any claims or rights of substantial value, other than compromise of receivables in the ordinary course of business or (B) materially delayed or postponed the payment of accounts payable or other obligations or liabilities, or accelerated the collection of accounts receivable, in each case, other than in the ordinary course of business;

(iv)       authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (A) any share capital, or other equity interest in, the Company or its Subsidiary or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any share capital of, or other equity interest in, the Company or its Subsidiary or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any share capital of, or other equity interest in, the Company or its Subsidiary;

(v)       settled and/or compromised any material tax Liability, incurred any Liability for Taxes other than in the ordinary course of business or filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or its Subsidiary, in each case, other than in the ordinary course of business;

(vi)       (A) made any material Tax election that is or was inconsistent with past practices, changed or revoked any material Tax election or changed any material method of Tax accounting, consented to or requested to extend or waive the limitation period applicable to any Tax claim or made any amendment of any income or other material Tax return or (B) changed the Company’s cash management practices or procedures in any material respect, other than in the ordinary course of business;

(vii)       (A) established, entered into, adopted, amended, or terminated any Benefit Plan; (B) accelerated or took any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits of any current or former employee or independent contractor of the Business; (C) hired or terminated the employment or service of any employee or independent contractor of the Business with an annual base salary that exceeds $100,000 (other than resignations not initiated by the Company or its Subsidiary); or (D) implemented any employee layoffs that could implicate the WARN Act;

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(viii)       caused any of its assets to become subjected to any Lien other than Permitted Liens;

(ix)       canceled or terminated any material insurance policy naming the Company or its Subsidiary as a beneficiary or loss payable payee;

(x)       instituted, commenced, canceled, compromised or settled any Action related to the Company or its Subsidiary or the Business;

(xi)       changed the nature or scope of the Business or entered into a new line of business;

(xii)       committed to make any capital expenditures that would require a payment following the Closing, either individually in excess of $50,000 or in the aggregate in excess of $150,000;

(xiii)       adopted any plan of merger, consolidation, reorganization, liquidation or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy law, or consented to the filing of any bankruptcy petition against the Company or its Subsidiary under any similar law; or

(xiv)       entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

3.7              Capitalization; Subsidiaries.

(a)       The only equity interests of the Company that are issued, reserved for issuance or outstanding are the Purchased Interests held by Seller (all of which are uncertificated). The Purchased Interests have been duly authorized and (as applicable) validly issued and, other than this Agreement, are not subject to or issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable law, the organizational and governance documents of the Company or any contract to which the Company or its Subsidiary is a party or is otherwise bound, and are free and clear of any Liens, other than applicable restrictions on transfer pursuant to federal, state or foreign securities laws, and upon transfer of the Purchased Interests to Purchaser on the Closing Date in accordance with Article II, Purchaser will receive good and valid title to the Purchased Interests, free and clear of any Liens, other than applicable restrictions on transfer pursuant to federal, state or foreign securities laws.

(b)       Schedule 3.7(b) sets forth the class and amount of authorized and outstanding equity interests of the Company’s Subsidiary. All of the outstanding equity interests of the Subsidiary of the Company are held by the Company and are duly authorized and validly issued and not subject to or issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable law, the organizational and governance documents of such Subsidiary or any contract to which the Company or its Subsidiary is a party or is otherwise bound. Except as set forth on Schedule 3.7, the Company has good and valid title to all the equity interests of the Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens, and is the record owner thereof.

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(c)       There are not any bonds, debentures, notes or other Indebtedness of the Company or its Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of the Company or its Subsidiary may vote (“Voting Company Debt”). Except as set forth in Schedule 3.7(c), there are not any options, warrants, rights, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, stock-based performance units or contracts of any kind to which the Company or its Subsidiary is a party or by which any of them is bound (i) obligating the Company or its Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of the Company or its Subsidiary, or any security convertible or exercisable for or exchangeable into any equity interest of the Company or its Subsidiary, or any Voting Company Debt, (ii) obligating the Company or its Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit or contract or (iii) that give any Person the right to receive any economic benefit or right from the Company or its Subsidiary similar to or derived from the economic benefits and rights accruing to holders of equity interests of the Company or its Subsidiary. There are not any outstanding contractual obligations of the Company or its Subsidiary to repurchase, redeem or otherwise acquire any equity interests of the Company or its Subsidiary or any other Person.

(d)       Except as set forth in Schedule 3.7(d), there are not any options, warrants, rights, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, stock-based performance units or contracts of any kind to which Seller is a party or by which it is bound (i) obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, equity interests of Seller, or any security convertible or exercisable for or exchangeable into any equity interest of Seller, to any current employee or independent contractor of the Company or its Subsidiary, (ii) obligating Seller to issue, grant, extend or enter into any such option, warrant, right, security, unit or contract to any current employee or independent contractor of the Company or its Subsidiary or (iii) that give any current employee or independent contractor of the Company or its Subsidiary the right to receive any economic benefit or right from Seller similar to or derived from the economic benefits and rights accruing to holders of equity interests of Seller.

(e)       Except for its interests in its Subsidiary listed on Schedule 3.7 or as otherwise set forth on Schedule 3.7, neither the Company nor its Subsidiary owns, directly or indirectly, any equity interest in any other Person.

3.8              No Consents. No authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company or its Subsidiary in connection with the execution or performance by the Company of its obligations under this Agreement or any other agreement delivered pursuant to the terms of this Agreement.

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3.9              Permits. Schedule 3.9 sets forth a list of all certificates, licenses, permits, authorizations and approvals issued or granted by any Governmental Authority (“Permits”) to the Company or its Subsidiary that are necessary for or used in the operation of the Business as currently conducted and that are material to the Business. Complete copies of each Permit have been made available to Purchaser and each such Permit is in full force and effect and neither the Company nor its Subsidiary is in default under any such Permit in any material respect. Except as set forth in Schedule 3.9, (a) all such Permits are validly held by the Company or its Subsidiary, and the Company or its Subsidiary is in compliance in all material respects with all terms and conditions thereof, (b) in the three (3) years prior to the date hereof, neither the Company nor its Subsidiary has received written notice of any Action relating to the revocation or modification of any such Permits and, to the Company’s Knowledge, neither the Company nor its Subsidiary is under investigation with respect to any violation of any Permit, (c) none of such Permits would reasonably be expected to be subject (by its express terms) to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (d) the Company and its Subsidiary possess all material Permits necessary to own or hold under lease and operate their respective assets and to conduct the Business as currently conducted.

3.10          Litigation. Schedule 3.10 sets forth a true, complete and correct list of (a) each Action that (i) (A) involved payments to or by the Company of more than $100,000, (B) was brought by any Governmental Authority or (C) involved an admission of Liability on the part of the Company or its Subsidiary (or any member of the Seller Group with respect to the Business) or any non-monetary relief and (ii) is or, in the three (3) years prior to the date hereof, has been, pending or, to the Knowledge of Seller, threatened, before any court or other Governmental Authority against the Company or its Subsidiary (or any member of the Seller Group with respect to the Business) and (b) each judgment, decree, injunction, ruling or order of any court or other Governmental Authority that is or has been, in the three (3) years prior to the date hereof, outstanding and in effect against the Company or its Subsidiary. To Seller’s Knowledge, there are no Actions threatened in writing against the Company or its Subsidiary (or any member of the Seller Group with respect to the Business).

3.11          Material Contracts. Schedule 3.11 sets forth a true, complete and correct list of the following contracts to which the Company or its Subsidiary, or any member of the Seller Group with respect to the Business, is a party or is bound by as of the date of this Agreement:

(i)       collective bargaining agreement or other contract with any labor organization, union, works council, group of employees or association;

(ii)       any contract, agreement, arrangement or policy providing for “change in control” payments payable by the Company or its Subsidiary to any Person as a result, in whole or in part, of the consummation of the transactions contemplated hereby;

(iii)       contract that is for the employment or provision of services by any officer, director, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual base compensation in excess of $100,000 or (B) providing for severance or termination benefits that cannot be terminated upon less than 30 days’ notice without Liability to the Company or its Subsidiary;

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(iv)        contract providing for capital expenditures (including with respect to capitalized Intellectual Property) or the acquisition or construction of fixed assets by the Company or its Subsidiary in excess of $250,000 in the aggregate;

(v)       (A) agreement regarding the purchase of real property or (B) any Lease;

(vi)       agreement which (A) restricts the ability of the Company or any Subsidiary to engage in any business activity in any geographic area or line of business or which restricts the ability of the Company and its Subsidiary to compete with any Person; (B) grants any material rights of exclusivity, rights of first offer or refusal, minimum purchase, sale or similar obligations to any Person (including any requirements contracts) or (C) contains a “most favored nation” pricing or terms to any Person;

(vii)       agreement for the pending or completed (within the previous five (5) years) acquisition or sale or other disposition of any material asset, right or property or material portion of the assets, rights or properties of the Business (other than the sale of inventory or product in the ordinary course of business or dispositions of tangible assets, rights or properties that are obsolete, worn out, surplus or no longer used or useful in the conduct of the Business);

(viii)       agreement (excluding (w) purchase orders arising in the ordinary course of business that do not contain material terms other than price and the Company’s standard Transportation Terms of Service set forth on Schedule 3.11 (the “Company TTS”), (x) contracts between the Company and its Subsidiary, (y) any Leased Property required to be disclosed pursuant to Section 3.12(b) and (z) any IP and Technology License required to be disclosed pursuant to Section 3.13(e) (or any other IP and Technology License not required to be so disclosed because it did not meet the applicable disclosure requirements set forth therein)) pursuant to which the Company or its Subsidiary will be required to make aggregate payments in excess of $250,000 to any third party over the remaining term of such agreement that is not terminable by the Company or its Subsidiary without penalty or further liability exceeding $250,000 upon 90 days’ notice or less;

(ix)       agreement involving an investment in or extension of credit to any Person involving, individually or in the aggregate, payments of $50,000 or more (other than a Subsidiary), including joint ventures, minority equity investments and loans to any Sales Agent;

(x)       any partnership, business alliance, channel partner, management services, joint development, strategic alliance or sharing of profit agreements, other than any contract or agreement with any Sales Agent;

(xi)       contract under which the Company or its Subsidiary is lessee of or holds or operates any tangible property or assets (other than real property) owned by any other Person, except for any lease agreements under which the aggregate annual rental payments do not exceed $250,000;

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(xii)       contract under which the Company or its Subsidiary is lessor of or permits any third party to hold or operate any tangible property or assets (other than real property) owned by the Company or its Subsidiary, except for any lease agreements under which the aggregate annual rental payments do not exceed $250,000;

(xiii)       contract relating to Indebtedness in excess of $250,000;

(xiv)       contract granting any Person a Lien on all or any part of the material assets of the Company or its Subsidiary, other than Liens which will be released at or prior to Closing and Permitted Liens;

(xv)       contract under which the Company or its Subsidiary has granted or received a license or under which it is obligated to pay or has the right to receive an annual royalty, license fee or similar payments in an amount in excess of $200,000 (but excluding contracts for non-exclusive licenses granted by or to the Company or its Subsidiary to their customers in the ordinary course of business on standard terms and conditions that are not materially different from the forms of customer agreements made available to Purchaser or “off-the-shelf” software licenses granted to the Company or its Subsidiary that are widely available through commercial distribution channels on standard, unmodified terms and conditions and for which the total payments made or required to be made by the Company or its Subsidiary is less than $100,000 annually (“Commercial Software Licenses”));

(xvi)       any Affiliate Agreement;

(xvii)       agreement that relates to the acquisition of any business (A) involving future payment of any amounts or (B) pursuant to which the Company or its Subsidiary is bound by any restrictive covenant or has any other material ongoing obligation;

(xviii)       agreement (including any settlement, conciliation or similar contract or agreement) with a Governmental Authority;

(xix)       any settlement, consent to use agreement, coexistence agreement, covenants not to sue, permissions, conciliation or similar contract or agreement (A) pursuant to which the Company or its Subsidiary is, or in the last three (3) years was, required to pay in excess of $150,000 or (B) has any outstanding obligation to pay any amounts, any restrictions on the use of any Intellectual Property that is material to the Business or other restrictive covenant, or any other material outstanding obligations;

(xx)       contract with a Top Customer, Top Carrier or Top Agent (other than purchase orders entered into in the ordinary course of business that do not contain material terms other than price and the Company TTS;

(xxi)       contract with any customer of the Business pursuant to which the Business has received in excess of $1,000,000 of revenue in the twelve-month period ending June 30, 2018 and that is, and will be immediately following the Closing, a customer of any member of the Seller Group;

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(xxii)       contract to acquire any equity interests of any Person; or

(xxiii)       contract to enter into any of the foregoing.

The Company has made available to Purchaser a correct and complete copy of each contract listed on Schedule 3.11, including all amendments, exhibits, schedules and annexes thereto (collectively, the “Material Contracts”). Each of the Material Contracts is a valid and binding obligation of the Company or its Subsidiary, as applicable, and is in full force and effect and is enforceable by the Company or its Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity)). The Company or its Subsidiary which is a party thereto has performed in all material respects all obligations required to be performed by it under each such Material Contract, and is not (with or without the lapse of time or the giving of notice, or both) in material default under or material breach of and, to Seller’s Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material default under or material breach of such Material Contract. Neither the Company nor its Subsidiary has received any written or, to Seller’s Knowledge, oral notice from any party to any Material Contract of such party’s intention to terminate such Material Contract. Neither the Company nor its Subsidiary has received any written or, to Seller’s Knowledge, oral notice from any party to any Material Contract described in Section 3.11(xxi) of such party’s intention to change or renegotiate any material provision of any Material Contract described in Section 3.11(xxi) or to materially decrease its rate of business or materially adversely change any term or amount of payment with respect to any such Material Contract. Assuming the consents required under the contracts identified on Schedule 3.3 are obtained and assuming the notices required under the contracts identified on Schedule 3.3 are timely delivered and subject to any action taken by or on behalf of Purchaser at or immediately after the Closing, each Material Contract will be available to the Company or its Subsidiary, as applicable, on substantially the same terms and conditions immediately following the Closing as it was immediately prior to the Closing, except with respect to any Material Contracts identified on Schedule 3.11 to which neither the Company nor its Subsidiary is a party and except as set forth on Schedule 3.26 (and without limitation of any Party’s rights or obligations under Section 6.16).

3.12          Tangible Personal Property; Real Property.

(a)       The Company or its Subsidiary has good and valid title to, or a valid leasehold interest in, all of the Assets, in each case free and clear of all Liens other than Permitted Liens.

(b)       The Company and its Subsidiary do not own (in fee or otherwise) any real property or any interest in any real property. Schedule 3.12 sets forth the address of all real property and interests in real property leased, subleased or licensed by the Company or its Subsidiary (individually, a “Leased Property”), and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). The Company has made available to Purchaser a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leased Property identified on Schedule 3.12 comprises all of the real property used in the Business. The Company and its Subsidiary has a valid leasehold or subleasehold interest in all Leased Property, in each case free and clear of all Liens, except for Permitted Liens. With respect to each Leased Property, except as set forth in Schedule 3.12, (i) each associated Lease is legal, valid, binding and in full force and effect and is enforceable by the Company or its Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity)), (ii) neither the Company nor its Subsidiary that is the lessee or sublessee thereunder nor, to the Knowledge of the Company, any other party to such Lease is (with or without the lapse of time or the giving of notice, or both) in material breach or material default under such Lease, (iii) neither the Company nor its Subsidiary has received written notice of the intention of any party to terminate such lease, (iv) the Company’s or its Subsidiary’s possession of such Leased Property has not been disturbed in the past three (3) years, and to the Company’s Knowledge, there are no material disputes with respect to any Lease, (v) the Company (or its Subsidiary) that is the lessee or sublessee thereunder has not subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Property or any portion thereof, and (vi) neither the Company nor its Subsidiary has collaterally assigned or granted any other security interest in any Lease or any interest therein (other than any Permitted Liens).

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3.13          Intellectual Property.

(a)       Scheduling of Intellectual Property. Schedule 3.13(a) sets forth a complete and correct list, as of the date of this Agreement, of (i) all Owned Intellectual Property that has been registered or patented, or is subject to an application for patent or registration, and (ii) all material (A) Company Software and (B) registered and unregistered trademarks, service marks, trade names and/or business names used by the Company or its Subsidiary.

(b)       Owned Intellectual Property. With respect to all Owned Intellectual Property (including any patent) that is registered or subject to an application for registration, Schedule 3.13(a) sets forth a list, as of the date of this Agreement, of all jurisdictions in which such Owned Intellectual Property is patented or registered or patents or registrations have been applied for, the owner of such applications, patents and registrations, and all registration, patent and application numbers and the current status thereof. Except as set forth on Schedule 3.13(a), all such registrations, patents and applications are valid, subsisting, in full force and effect, and enforceable, and are not currently opposed, cancelled, expired, abandoned or otherwise terminated, and payment of all due renewal and maintenance fees in respect thereof, and all filings relating thereto, have been duly and properly made in accordance with all legal requirements. Except as set forth on Schedule 3.13(b), the Company or its Subsidiary (i) is the sole and exclusive owner, free and clear of all Liens (other than Permitted Liens), of all right, title and interest in and to the Owned Intellectual Property and (ii) has (subject to any applicable Permitted Liens) the sole and exclusive right to register and apply to register (to the extent registrable under applicable law), use and license, without payment to any other Person, all Owned Intellectual Property.

(c)       Owned Technology. Except as set forth on Schedule 3.13(c), the Company or its Subsidiary (i) is the sole and exclusive owner, free and clear of all Liens (other than Permitted Liens), of all right, title and interest in and to all Technology that the Company or its Subsidiary purports to own (the “Owned Company Technology”) and (ii) has the sole and exclusive right to use and license, without payment to any other Person, all Owned Company Technology (subject to any applicable Permitted Liens). The Company and its Subsidiary have each taken commercially reasonable steps to maintain, enforce and protect all rights in the Owned Intellectual Property and Owned Company Technology, including to protect and preserve the confidentiality of all trade secrets.

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(d)       Sufficiency. The Owned Intellectual Property and the Company Technology (together with any Intellectual Property used by the Company (or its Subsidiary) that is in the public domain and any rights of the Company or its Subsidiary to use Commercial Software Licenses or rights under the Transition Services Agreement) comprises all of the Intellectual Property and Technology necessary for or used in the Business.

(e)       Licenses. Schedule 3.13(e) sets forth a complete and correct list, as of the date of this Agreement, of all (i) contracts pursuant to which the Company or its Subsidiary has received any license or other right with respect to Intellectual Property (other than Commercial Software Licenses and implied licenses granted in the ordinary course of business in connection with the sale of products and services), (ii) material contracts pursuant to which the Company or its Subsidiary has granted any license or other right with respect to Intellectual Property (other than non-exclusive licenses and implied licenses granted in the ordinary course of business in connection with the sale of products and services), (iii) all material contracts pursuant to which the Company or its Subsidiary has received a license or other right with respect to any Technology (other than Commercial Software Licenses and implied licenses granted in the ordinary course of business in connection with the sale of products and services), (the Technology licensed thereby, together with the Owned Company Technology, the “Company Technology”), and (iv) all material contracts pursuant to which the Company or its Subsidiary has granted a license or other right with respect to any Technology (other than implied licenses granted in the ordinary course of business in connection with the sale of products and services). All contracts listed or required to be listed in Schedule 3.13(e) (the “IP and Technology Licenses”) are valid and binding obligations of the Company or its Subsidiary and are in full force and effect and are enforceable by the Company or such Subsidiary in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity)). The Company or its Subsidiary which is a party thereto has performed in all material respects all obligations required to be performed by it under all IP and Technology Licenses, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder and, to the Knowledge of the Company, no other party to any IP and Technology License is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder. Neither the Company nor its Subsidiary has received any written notice from any party to any IP and Technology License of such party’s intention to terminate any IP and Technology License. The Company has made available to Purchaser a complete and correct copy of each IP and Technology License, in each case, as amended or supplemented through the date of this Agreement.

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(f)       Infringement. Except as set forth on Schedule 3.13(f), neither the Company, its Subsidiary nor the conduct of the Business as currently conducted violates, conflicts with, infringes or misappropriates the Intellectual Property or Technology of any other Person in any material respect. Except as set forth on Schedule 3.13(f), as of the date of this Agreement, no material Actions are pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary by any Person, with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Intellectual Property or Technology and, in the three (3) years preceding the date hereof, neither the Company nor its Subsidiary has been the subject of any such Action or received any written communication alleging that the Company or its Subsidiary infringed, misappropriated or otherwise violated any rights relating to Intellectual Property or Technology of any Person in any material respect. Except as set forth on Schedule 3.13(f), neither the Company nor its Subsidiary is a party to or subject to or in material default under any judgment or order related to any Intellectual Property or Technology. To the Knowledge of the Company, no third Person is infringing or misappropriating or otherwise violating in any material respect the Owned Intellectual Property or Owned Company Technology and there is no litigation commenced by the Company and/or its Subsidiary currently pending or, to the Knowledge of the Company, threatened against any third Person alleging the same.

(g)       The Company Technology, together with the Company’s rights under the Transition Services Agreement, is adequate in all material respects for the operation of the Business as presently conducted, and the Company and its Subsidiary have (as applicable) purchased a sufficient number of licenses or seats for all Software used by the Business in such operations. The Company and its Subsidiary has taken commercially reasonable measures to (i) protect the integrity of the Company Technology, including any data stored or contained therein or transmitted thereby, and (ii) maintain sufficient data security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects. In the past three (3) years, there has not been any (x) material failure, outage, substandard performance or other adverse event with respect to the Company Technology or (y) security breach of, or other unauthorized access to, any Company Technology, including all proprietary, confidential, sensitive or personal information stored or contained therein or transmitted thereby.

(h)       In the three (3) years preceding the date hereof, each of the Company and its Subsidiary has complied, and is currently in compliance, in all material respects, with all applicable laws, industry standards and contractual obligations (including with respect to the Payment Card Industry (PCI) Data Security Standards) pertaining to privacy and data protection.

3.14          Environmental Compliance. Except as set forth on Schedule 3.14:

(a)       The Company and its Subsidiary are, and have been for the three (3) years preceding the date hereof, in compliance in all material respects with all Environmental Laws. Neither the Company nor its Subsidiary has received any written communication in the three (3) years preceding the date hereof (or earlier to the extent unresolved) that alleges that the Company or its Subsidiary is not in compliance in any material respect with, or has any material Liability under, any Environmental Law.

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(b)       The Company and its Subsidiary have obtained and are and have been for the past three (3) years in compliance in all material respects with all material Permits necessary pursuant to Environmental Law to be possessed by them including for their operations as currently conducted (“Environmental Permits”), all such Environmental Permits are valid and in good standing and in the three (3) years preceding the date hereof, neither the Company nor its Subsidiary has received written notice relating to the revocation or material modification of any such Environmental Permit or that any such Environmental Permit has not been materially complied with by the Company or its Subsidiary, the subject of which is unresolved.

(c)       There are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiary.

(d)       There has been no Release or disposal of, no exposure of any Person to, and no contamination by any Hazardous Material that has given or would give rise to any current or future material Liabilities pursuant to Environmental Laws for the Company or its Subsidiary.

(e)       To the Knowledge of the Company, the Company has made available to Purchaser copies of all Phase I environmental site assessment reports, Phase II reports, and other material environmental documents related to the Company or its Subsidiary, which is in the possession or control of the Company or its Subsidiary or Seller.

3.15          Taxes.

(a)       Except as set forth on Schedule 3.15: (i) since December 31, 2014, the Company and its Subsidiary have timely filed or caused to be timely filed all income and other material Tax Returns required by the Code or applicable state, local, or foreign Tax laws, and all such Tax Returns are complete, accurate and correct in all material respects, (ii) all material Taxes due by the Company or its Subsidiary since December 31, 2014 that were required to be paid by the Company or its Subsidiary have been timely paid and (iii) no Liens for Taxes exist on any of the properties of the Company or its Subsidiary, other than Liens for Taxes that are not yet due and payable.

(b)       Except as set forth on Schedule 3.15 and with respect to any income Tax Return of the Seller Affiliated Group, (i) no material Tax Return (including any Tax Return related to income Taxes) of the Company or its Subsidiary has been under audit since December 31, 2015, (ii) no Tax Return of the Company or its Subsidiary is currently under audit or examination by any taxing authority, and (iii) no written notice (or, to the Knowledge of the Company, oral notice) of an intent to conduct an audit or examination with respect to any material Tax or Tax Return of the Company or its Subsidiary has been received by the Company or its Subsidiary, which is still pending.

(c)       Except as set forth on Schedule 3.15 and with respect to any income Tax Return of the Seller Affiliated Group, each deficiency assessed against the Company and/or its Subsidiary (and which has been finally resolved) for Taxes of the Company and/or any of its Subsidiary resulting from any audit or examination, by any taxing authority against the Company and/or its Subsidiary has been paid.

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(d)       The Company and its Subsidiary have withheld all material Taxes from payments to employees, agents, contractors, nonresidents and other third parties and remitted such amounts to the proper Governmental Authority in accordance with applicable law.

(e)       The Company and its Subsidiary is currently (and has been for its entire existence) classified as a disregarded entity for U.S. federal income and applicable state Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) and no election has been made (or is pending) to change such treatment.

(f)       Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) could result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g)       Neither the Company nor its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes, which waiver or extension is still in effect.

(h)       The unpaid Taxes of the Company and its Subsidiary (being Taxes not yet due and payable) did not, as of the date of the most recent balance sheet included in the Financial Statements, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Financial Statements.

(i)       Neither the Company nor its Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)       No written claim has been made within the past three (3) years by a taxing authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(k)       Neither the Company nor its Subsidiary (i) is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract, in each case, except with respect to any contract that is entered into in the ordinary course of business that is not primarily related to Taxes, (ii) has been a member of any Affiliated Group other than the Seller Affiliated Group and (iii) has any Liability for the Taxes of any Person other than itself by reason of assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any similar provision of state, local, or non-U.S. law) or otherwise.

(l)       Except as set forth on Schedule 3.15 and with respect to any income Tax Return of the Seller Affiliated Group or as otherwise contemplated by this Agreement, since December 31, 2017, neither the Company nor its Subsidiary has made or changed any Tax election, adopted or changed any accounting method, entered into any closing agreement or requested a ruling from a Governmental Authority, settled and/or compromised any material tax Liability, incurred any Liability for Taxes other than in the ordinary course of business or filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or its Subsidiary.

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3.16          Employee Benefits.

(a)       Schedule 3.16(a)(i) sets forth a complete and accurate list of each material Benefit Plan. Schedule 3.16(a)(ii) lists those Benefit Plans that are Company Benefit Plans. The Company has made available to Purchaser complete and accurate copies of the following documents (to the extent applicable) with respect to each Benefit Plan: (i) the current plan documents; (ii) the most recent summary plan description (including any material amendment thereto); and (iii) the most recent determination or opinion letter issued by the IRS.

(b)       Each Benefit Plan (and any related trust or other funding vehicle) has been established, maintained, funded and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable laws. With respect to each Benefit Plan, all contributions, premiums or other payments that are due have been timely paid. None of Seller or the Company or its Subsidiary has received notice in writing or, to the Knowledge of the Company, orally, of any, and to the Knowledge of the Company there are no investigations or audits by any Governmental Authority with respect to, or claims proceedings or other Actions (except routine claims for benefits payable in the ordinary course) pending or threatened against or involving, any Benefit Plan. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan that would result in Liability to the Company or its Subsidiary.

(c)       Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status under the Code, and nothing has occurred with respect to any such Benefit Plan that could reasonably be expected to adversely affect its qualification.

(d)       No Benefit Plan is, and neither the Company nor its Subsidiary has any current or contingent Liability under or with respect to: (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Except as set forth on Schedule 3.16(d), no Benefit Plan provides, and neither the Company nor its Subsidiary has promised to provide, health, medical or other welfare benefits after retirement or other termination of employment or service (other than for continuation coverage required under COBRA for which the covered Person pays the full cost of coverage). Neither the Company nor its Subsidiary has any Liability (whether or not assessed) under Code Sections 4980D or 4980H.

(e)       Except as set forth on Schedule 3.16(e), none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or its Subsidiary to any compensation or benefit under any Benefit Plan or otherwise, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Benefit Plan or otherwise, (iii) increase the amount of compensation or benefits due to any current or former director, officer, employee or independent contractor of the Company or its Subsidiary (or their beneficiaries), or (iv) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Benefit Plan.

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(f)       No contract, agreement, plan, policy, or arrangement with any employee or independent contractor of the Company or its Subsidiary provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

3.17          Employment Matters.

(a)       Except as set forth on Schedule 3.17, no employees of the Company or its Subsidiary are represented by any labor union or other labor organization and no collective bargaining agreement or other agreement or bargaining relationship with any labor union or other labor organization is in effect which is binding on the Company or its Subsidiary or to which the Company or its Subsidiary is a party. In the three (3) years preceding the date hereof, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to employees of the Company or its Subsidiary. To the Knowledge of the Company, no union organizing activities with respect to employees of the Company or its Subsidiary are underway or threatened and no such organizing activities have occurred in the past three (3) years.

(b)       There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiary and no such material labor disputes have occurred in the past three (3) years. There are no unfair labor practice charges, grievances, or complaints pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any employee or group of employees of the Company or its Subsidiary that, in each case, if individually or collectively resolved against the Company or its Subsidiary, would reasonably be expected to adversely affect the Company and its Subsidiary, taken as a whole, in any material respect.

(c)       Neither the Company nor its Subsidiary has received written or, to the Knowledge of the Company, oral notice of any material Actions against the Company or its Subsidiary and, to the Knowledge of the Company, there are no material Actions threatened to be brought or filed with any Governmental Authority, in each case, based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or engagement of any individual employee or other service provider by the Company or its Subsidiary.

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(d)       There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment, Retraining and Notification Act or any similar state or local law (the “WARN Act”) in respect of the Company or its Subsidiary within the six (6) months prior to the date of this Agreement.

(e)       Each of the Company and its Subsidiary is, and for the past three (3) years has been, in compliance in all material respects, with all laws respecting labor, employment and employment practices, including provisions thereof relating to terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, harassment, disability rights and benefits, equal employment opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave and paid time off, affirmative action plan requirements and the payment of employment-related Taxes.

(f)       Except as could not result in material Liability for the Company or its Subsidiary, each individual who (x) has provided services to the Company and/or its Subsidiary within the past three (3) years, including each Sales Agent and (y) who was classified and treated as an independent contractor was properly classified and treated as such for purposes of all applicable laws. Each of the Independent Business Owners located in the State of California currently engaged by the Company and/or its Subsidiary is an entity and not an individual or natural person.

(g)       Neither the Company nor its Subsidiary has any material Liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation that has come due and payable to their current or former employees and independent contractors under applicable law, contract or company policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(h)       In the three (3) years preceding the date hereof, to the Company’s Knowledge, there have been no valid sexual harassment allegations made against any member of the senior management or other employees of the Company and its Subsidiary (in such Person’s capacity as an employee of the Company or its Subsidiary).

3.18          No Other Broker. Neither the Company nor its Subsidiary has entered into any agreement with any Person to pay any broker’s, finder’s or similar fee in connection with the transactions contemplated hereby.

3.19          Compliance with Laws. In the three (3) years preceding the date hereof, each of the Company and its Subsidiary, and to the Company’s Knowledge, each Sales Agent, has complied, and is currently in compliance, in all material respects, with all laws, rules, regulations, ordinances, decrees, judgments and governmental orders applicable to it and the Business and the respective properties, business and assets of the Company and its Subsidiary, including the rules, regulations, directives, or policies of the U.S. Department of Transportation and the U.S. Federal Highway Administration and all applicable laws pertaining to privacy and data protection. Neither the Company nor its Subsidiary nor, to the Company’s Knowledge, each Sales Agent, has received any written notice from any Person of any claimed violation of or noncompliance with, or any audit or investigation by any Governmental Authority with respect to, any of the foregoing on the part of the Company or its Subsidiary or, to the Company’s Knowledge, each Sales Agent,.

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3.20          Insurance. The Company has made available to Purchaser correct and complete copies of all binders for the Company’s and its Subsidiary’s current insurance coverages, including their comprehensive general liability, fire and casualty, automobile liability, and workers’ compensation insurance coverages or other coverages with respect to the operations of the Company and its Subsidiary and the Business (the “Insurance Policies”). Such coverages are in full force and effect, all premiums thereon that are required to be paid have been paid and the Company and its Subsidiary are otherwise in compliance in all material respects with the terms and provisions of such coverages and no written or, to the Company’s Knowledge, oral notice of cancellation, nonrenewal, termination or default has been received by the Company or its Subsidiary with respect to any Insurance Policy. There are no material Actions pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of the Insurance Policies.

3.21          Carriers. Schedule 3.21 sets forth a true, complete and correct list of the twenty-five (25) largest transportation providers of the Business based on the total purchases for each of the fiscal years ended December 31, 2017 and December 31, 2016 and the seven (7) month period ended July 31, 2018 (collectively, the “Top Carriers”), including the total amount of purchases made by each such Top Carrier during the applicable fiscal year or period. Except, in each case, as set forth on Schedule 3.21, (a) within the past twelve (12) months, none of the Top Carriers has canceled, materially modified, or otherwise terminated its relationship with the Company or its Subsidiary, or notified the Company or its Subsidiary in writing or, to Seller’s Knowledge, orally, that it intends to terminate its relationship with the Company or its Subsidiary, materially modify any agreement or arrangement to which such Top Carrier is a party with the Company or its Subsidiary or materially decrease its rate of business with or otherwise materially and adversely change such Top Carrier’s course of conduct or scope of services with respect to the Company or its Subsidiary, including with respect to available freight capacity or any material and adverse change to any pricing terms (other than pricing changes made as a result of general market conditions with respect to freight capacity pricing); (b) to Seller’s Knowledge, other than with respect to any contract to which a member of the Seller Group is a party, neither the Company nor its Subsidiary has expressly sought or expressly requested in any writing favorable pricing, volume or other material terms from any such Top Carrier on the basis of the Company’s status as an Affiliate of Seller (it being understood and agreed upon by the parties that a Top Carrier providing favorable pricing, volume or other material terms to the Company on the basis of the Company’s status as an Affiliate of Seller in and of itself shall not be deemed a breach of this representation and warranty nor shall it be deemed to be a breach of this representation or warranty that the Company has indicated or expressly communicated to any Top Carrier that the Company is an Affiliate of Seller or that the Top Carrier is otherwise aware that the Company is an Affiliate of Seller); and (c) to Seller’s Knowledge, other than with respect to any contract to which a member of the Seller Group is a party, neither the Company nor its Subsidiary has participated in any joint negotiation sessions with any member of the Seller Group and any such Top Carrier with respect to pricing, volume or other material terms in connection with the negotiation of any Material Contract with a Top Carrier). As used herein, “joint negotiation sessions” means that at least one employee of the Company and at least one employee of the Seller Group both participated in an in-person meeting or phone call with a Top Carrier.

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3.22          Customers. Schedule 3.22 sets forth a true, complete and correct list of the twenty-five (25) largest customers of the Business based on total sales for each of the fiscal years ended December 31, 2017 and December 31, 2016 and the seven (7) month period ended July 31, 2018 (collectively, the “Top Customers”), including the total amount of sales to each such Top Customer during the applicable fiscal year or period. Except, in each case, as set forth on Schedule 3.22, within the past twelve (12) months, none of the Top Customers has canceled, materially modified, or otherwise terminated its relationship with the Company or its Subsidiary, or notified the Company or its Subsidiary in writing or, to Seller’s Knowledge, orally, that it intends to terminate its relationship with the Company or its Subsidiary, materially modify any agreement or arrangement to which such Top Customer is a party with the Company or its Subsidiary or materially decrease its rate of business with or otherwise materially and adversely change such Top Customer’s course of conduct or scope of services with respect to the Company or its Subsidiary.

3.23          Agents. Schedule 3.23 sets forth a true, complete and correct list of the twenty-five (25) largest Sales Agents of the Business based on total sales for each of the fiscal years ended December 31, 2017 and December 31, 2016 and the seven (7) month period ended July 31, 2018 (collectively, the “Top Agents”), including the total amount of sales for each such Top Agent during the applicable fiscal year or period. Except, in each case, as set forth on Schedule 3.23, within the past twelve (12) months, (a) none of the Top Agents has canceled, materially modified, or otherwise terminated its relationship with the Company or its Subsidiary, or notified the Company or its Subsidiary in writing or, to the Company’s Knowledge, orally, that it intends to terminate its relationship with the Company or its Subsidiary, materially modify any agreement or arrangement to which such Top Agent is a party with the Company or its Subsidiary or materially decrease its rate of business with or otherwise materially and adversely change such Top Agent’s course of conduct or scope of services with respect to the Company or its Subsidiary and (b) neither the Company nor its Subsidiary is party to any compensation or incentive agreement with any Sales Agent that is not expressly set forth in such Sales Agent’s principal services agreement with the Company or its Subsidiary or otherwise consistent with the compensation and incentive programs generally in place between the Company and its Sales Agents.

3.24          Officers and Directors. Schedule 3.24 sets forth a true, complete and correct list of all officers and directors of the Company and its Subsidiary.

3.25          Related Party Transactions. Except as set forth on Schedule 3.25, no officer, director, member, manager, Affiliate, or employee of the Company or its Subsidiary, or, to the Knowledge of Seller, any individual related by blood, marriage or adoption to any officer, director or manager of the Company or its Subsidiary or any of their Affiliates (each of the foregoing Persons, a “Company Affiliate”), is a party to any agreement, contract or on-going commitment with the Company, other than (x) in respect of their capacity as an officer, director, member, manager or employee of the Company or (y) any agreement, contract or on-going commitment between the Company and its Subsidiary (each an “Affiliate Agreement”), including any intercompany agreement between the Company or its Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or its Subsidiary), on the other hand (each, an “Intercompany Agreement”). Except as set forth on Schedule 3.25, no officer, manager, Affiliate, or to Seller’s Knowledge, employee, of the Company or its Subsidiary owns or has any interest in (other than indirectly by virtue of an equity interest in Seller) any material asset, tangible or intangible, that is used in the Business.

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3.26          Sufficiency of Assets. Except as set forth on Schedule 3.26, on the Closing Date, the properties, rights and assets, whether real or personal, tangible or intangible owned, leased or licensed by the Company or its Subsidiary (collectively, the “Assets”), together with the Company’s rights under the Transition Services Agreement and any agreement set forth on Schedule 6.2, collectively constitute all of the material assets, rights, title, interest and properties that are used by the Company or its Subsidiary with respect to the Business as of the Closing Date, necessary to operate the Business in all material respects in the manner in which the Business is being conducted as of the Closing Date and reflected in, and used to generate the results of operations contained in, the Financial Statements.

3.27          International Trade and Anti-Corruption Matters.

(a)       Neither the Company nor its Subsidiary, nor any of their respective officers, directors or employees acting on behalf of the Company or its Subsidiary nor to Seller’s Knowledge, any agent or other third party representative acting on behalf of the Company or its Subsidiary, (x) is currently, or has been in the last three (3) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country to the extent such activities would constitute a violation of applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott laws (collectively, “Trade Control Laws”); or (y) has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received or agreed to receive, any money or thing of value, directly or indirectly, to or from any government official or other Person to the extent such activities would constitute a violation of any applicable Anti-Corruption Laws.

(b)        In the last three (3) years, the Company and its Subsidiary have not, in connection with or relating to the Business, received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

3.28          No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article III (as qualified by the Disclosure Schedule), the Company makes no express or implied representation or warranty, and the Company hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise; provided, that nothing herein shall limit the ability to make a claim for Fraud.

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Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

4.1              Formation and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

4.2              Authorization; Enforceability. The execution and delivery of this Agreement by Seller and each other document delivered pursuant to the terms of this Agreement to which Seller is or will at the Closing be a party and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any other document delivered pursuant to the terms of this Agreement to which Seller is or will at the Closing be a party. Seller has all necessary power, corporate or otherwise, to execute and deliver this Agreement and any other document delivered pursuant to the terms of this Agreement to which Seller is or will at the Closing be a party and perform its obligations hereunder and thereunder. This Agreement, and any other document delivered pursuant to the terms of this Agreement to which Seller is or will at the Closing be a party, has been or will at the Closing be, as applicable, duly executed and delivered by Seller. Assuming this Agreement and each other document delivered pursuant to the terms of this Agreement to which Seller is or will at the Closing be a party constitutes (or will constitute, as applicable) the valid and binding obligation of each of the other parties hereto, this Agreement and each such other document constitutes or will constitute at the Closing the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or limiting creditors’ rights and (b) general principles of equity (whether considered in an Action in equity or at law).

4.3              No Defaults or Conflicts. Neither the execution and delivery of this Agreement or any other document delivered pursuant to the terms of this Agreement to which Seller is or will at the Closing be a party, nor the consummation of the transactions contemplated hereby and thereby by Seller, nor the performance by Seller of its obligations hereunder and thereunder, will (a) constitute a breach or result in any violation of the governing documents of Seller; or (b) violate, conflict with, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under or constitute a default under: (i) any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease or other instrument or obligation to which Seller is a party or by which it or any of their respective properties or assets is bound; or (ii) any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Seller or any of its assets, except in the case of this clause (b), any such item which could not reasonably be expected to have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

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4.4              No Consents. No authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by Seller in connection with the execution or performance by Seller of its obligations under this Agreement.

4.5              Litigation. There is no Action pending or, to Seller’s Knowledge, threatened before or by any Governmental Authority against Seller or any of its Affiliates which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby, and there is no outstanding judgment or order to which Seller or any of its Affiliates is a party or by which it or any of its assets or properties is bound which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

4.6              Ownership of Purchased Interests. As of the date hereof and as of immediately prior to the Closing and the transfer of the Purchased Interests contemplated hereby from Seller to Purchaser, Seller is, and will be, as the case may be, the record owner of all of the Purchased Interests. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall transfer to Purchaser all of Seller’s right, title and interest in and to the Purchased Interests, free and clear of any Liens (other than applicable restrictions on transfer pursuant to federal, state or foreign securities laws).

4.7              Brokerage. Other than fees owed to Moelis & Company (which shall be paid by Seller), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

4.8              No Other Representations or Warranties. Except for the representations and warranties of Seller contained in this Article IV (as qualified by the Disclosure Schedule), Seller makes no express or implied representation or warranty, and Seller hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise; provided, that nothing herein shall limit the ability to make a claim for Fraud.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and Seller as follows:

5.1              Formation and Qualification. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

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5.2              Authorization; Enforceability. The execution and delivery of this Agreement by Purchaser and each other document delivered pursuant to the terms of this Agreement to which Purchaser is or will at the Closing be a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Purchaser. Purchaser has all necessary power, corporate or otherwise, to execute and deliver this Agreement and each other document delivered pursuant to the terms of this Agreement to which Purchaser is or will at the Closing be a party and perform its obligations hereunder and thereunder. This Agreement and each other document delivered pursuant to the terms of this Agreement to which Purchaser is or will at the Closing be a party has been duly executed and delivered by Purchaser. Assuming this Agreement and each other document delivered pursuant to the terms of this Agreement to which Purchaser is or will at the Closing be a party constitutes (or will at the Closing constitute) the valid and binding obligation of each of the other parties hereto, this Agreement and each other document delivered pursuant to the terms of this Agreement to which Purchaser is or will at the Closing be a party constitutes (or will constitute, as applicable) the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or limiting creditors’ rights and (b) general principles of equity (whether considered in an Action in equity or at law).

5.3              No Defaults or Conflicts. Neither the execution and delivery of this Agreement or any other document delivered pursuant to the terms of this Agreement to which Purchaser is or will at the Closing be a party, nor the consummation of the transactions contemplated hereby and thereby by Purchaser nor the performance by Purchaser of its obligations hereunder and thereunder, will (a) constitute a breach or result in any violation of the governing documents of Purchaser; or (b) violate, conflict with, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under or constitute a default under: (i) any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets is bound; or (ii) any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Purchaser or any of its assets, except in the case of this clause (b), any such item which could not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

5.4              No Consents. No authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution or performance by Purchaser of its obligations under this Agreement.

5.5              Litigation. There is no Action pending or, to the Knowledge of Purchaser, threatened before or by any Governmental Authority against Purchaser or any of its Affiliates which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, and there is no outstanding judgment or order to which Purchaser or any of its Affiliates is a party or by which it or any of its assets or properties is bound which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

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5.6              Investment Purpose. The Purchased Interests to be purchased by Purchaser pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Purchased Interests. Purchaser acknowledges that the Purchased Interests have not been registered under the Securities Act or any state or non-U.S. securities laws and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and registered under any applicable state or non-U.S. securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or non-U.S. securities laws. Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Purchased Interests and has the capacity to protect its own interests in connection with the transactions contemplated hereby.

5.7              Purchaser’s Examination. Purchaser acknowledges that:

(a)       (i) It and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by such party all books, records and other information with respect to the Company and its Subsidiary, (ii) it has taken full responsibility for determining the scope of its investigations of the Company and its Subsidiary and for the manner in which such investigations have been conducted, and has examined the Company and its Subsidiary to such party’s full satisfaction, (iii) it is fully capable of evaluating the adequacy and accuracy of the information obtained by such party in the course of such investigations, (iv) it has not relied on the Company, its Subsidiary or Seller with respect to any matter in connection with such party’s evaluation of the Company and its Subsidiary other than the representations and warranties specifically set forth in Article III and Article IV and (v) neither the Company nor Seller is making any representations or warranties, express or implied, of any nature whatsoever (including, without limitation, (A) any representation or warranty of any kind or nature with respect to any forecasts, projections, budgets or other expectations of future results of operations or cash flows of the Company or its Subsidiary or (B) any other information or documents with respect to the Company or its Subsidiary, except as specifically set forth in Article III and Article IV, in each case, other than the representations and warranties of the Company or Seller specifically set forth in Article III or Article IV;

(b)       (i) It has taken full responsibility for evaluating the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material heretofore furnished to it by the Company and its Subsidiary and their representatives in connection with such party’s investigations of the Company and its Subsidiary and their business, (ii) there are uncertainties inherent in attempting to make projections and forecasts and render opinions, (iii) it is familiar with such uncertainties, and (iv) it is not relying on any projections, forecasts or opinions furnished to it by the Company and its Subsidiary and their representatives; and

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(c)       Notwithstanding the foregoing, nothing herein shall limit Purchaser’s ability to make a claim for Fraud.

5.8              Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or any of its Affiliates.

5.9              Solvency. Immediately after giving effect to the transactions contemplated hereby, and assuming that the Company and its Subsidiary are each Solvent as of immediately prior to the Closing, (a) Purchaser and each of its Subsidiaries (including, after the Closing, the Company and its Subsidiary) shall be Solvent; provided that for purposes hereof, “Solvent” shall mean, with respect to any Person as of any time, that such Person is able to pay its debts as they become due and owns property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities) and (b) Purchaser and each of its Subsidiaries (including, after the Closing, the Company and its Subsidiary) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser and its Subsidiaries (including, after the Closing, the Company and its Subsidiary).

5.10          HSR Matters. Purchaser: (i) will not be controlled by any other entity (as “control” is defined by the HSR Act); and (ii) will not have total assets or annual net sales of $10 million (as adjusted and published annually per the HSR Act) or more for purposes of reportability under the HSR Act.

5.11          No Other Representations and Warranties. Purchaser represents and warrants that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company and its Subsidiary and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and Seller expressly and specifically set forth in Article III and Article IV (as qualified by the Disclosure Schedule). Except for the representations and warranties of the Company and Seller contained in Article III and Article IV (as qualified by the Disclosure Schedule), respectively, Purchaser acknowledges and agrees that neither Seller nor the Company makes any express or implied representations or warranties with respect to Seller or the Company or its Subsidiary (including with respect to projections), the Purchased Interests, the transactions contemplated by this Agreement or otherwise, and that Seller and the Company disclaim all other representations or warranties, in each case, whether made by Seller, the Company, the Company’s Subsidiary or any of its or their respective Affiliates, officers, directors, employees, equityholders, agents, advisors or representatives or otherwise; provided, that nothing herein shall limit the ability to make a claim for Fraud.

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Article VI
COVENANTS OF PURCHASER, SELLER AND THE COMPANY

6.1              Confidentiality. The obligations of Purchaser pursuant to that certain Confidentiality Agreement, dated as of March 26, 2018, between the Company and York Special Opportunities Fund II GP, LLC (the “Confidentiality Agreement”) shall terminate effective as of the Closing; provided, that notwithstanding the foregoing, from and after the Closing, Purchaser shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives of Purchaser to hold, in confidence, all documents and information solely concerning the Seller Group furnished to Purchaser or any of its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors, agents and/or representatives in connection with the transactions contemplated by this Agreement in the manner specified in the Confidentiality Agreement.

6.2              Intercompany Arrangements.

(a)       Except as set forth on Schedule 6.2 or except pursuant to the Transition Services Agreement, effective as of the Closing, all services (including cash management and treasury, accounting, tax, insurance, human resources and employee benefits, environmental, banking, legal, data network and other services) provided to the Company or its Subsidiary by any Hub Group Company, including any Intercompany Agreements or other agreements, arrangements or understandings (written or oral) with respect thereto, will immediately terminate without any further action on the part of the parties thereto and none of the Company or its Subsidiary, on the one hand, or any Hub Group Company or any of its post-Closing Affiliates, on the other hand, shall have any further liability or obligation with respect to any such terminated agreement or understanding. Without limiting the generality of the foregoing, any intercompany payables or receivables between the Company or its Subsidiary, on the one hand, and Seller or any of its Subsidiaries (other than the Company or its Subsidiary), on the other hand, existing as of immediately prior to the Closing shall be terminated as of immediately prior to the Closing without any action required by any Person and without any further liability or obligation with respect to any such terminated payables or receivables. Without limiting the generality of the foregoing, except as provided in Section 6.2(b), as of the Closing, the coverage under all insurance policies maintained by Seller, any other Hub Group Company and/or any of their respective post-Closing Affiliates related to the Company and/or its Subsidiary (other than, for the avoidance of doubt, insurance policies maintained by the Company or its Subsidiary in which any of the foregoing Persons are the exclusive named insureds) shall continue in force only for the benefit of Seller and its post-Closing Affiliates and not for the benefit of Purchaser or its Affiliates (including, after the Closing, any of the Company and its Subsidiary). Purchaser agrees to arrange for its own account insurance policies with respect to the Company and its Subsidiary covering all periods beginning from and after the Closing and agrees not to seek (and to cause the Company and its Subsidiary not to seek from and after the Closing), through any means, to benefit from any of the insurance policies maintained by Seller, any other Hub Group Company and/or any of their respective post-Closing Affiliates which may provide coverage for claims relating in any way to the Company and/or its Subsidiary, except as provided in Section 6.2(b).

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(b)       To the extent that any third-party claims against, or first-party claims by, the Company or its Subsidiary arising out of a pre-Closing occurrence may be covered by Seller’s or its Subsidiaries’ occurrence-based insurance policies (including any stop loss, excess liability, umbrella, workers’ compensation, automobile and product liability coverage that is an occurrence-based insurance policy) (other than self-insurance) (such claims, the “Potential Claims”, and such policies, the “Seller Occurrence Policies”), Seller shall use commercially reasonable efforts to facilitate coverage under the relevant Seller Occurrence Policy for such Potential Claims (subject to reimbursement by Purchaser or the Company for any costs and expenses incurred by Seller or any of its Affiliates in using such efforts); such coverage determination to be governed by and construed in accordance with the terms and conditions of the relevant Seller Occurrence Policy. The Company or its Subsidiary (as the case may be) shall provide prompt written notice to Seller after receiving notice of any Potential Claim. Purchaser, the Company and its Subsidiary shall be solely responsible for the amount of any deductible or retention amount applicable to any Potential Claim under any Seller Occurrence Policy. Seller agrees not to, and to cause its Subsidiaries not to, voluntarily relinquish, terminate, buy out or reduce the benefits under any such Seller Occurrence Policies with respect to any Potential Claim. With respect to any litigation matter pending as of the date hereof, Seller shall use commercially reasonable efforts to seek the maximum recovery or allow Purchaser to seek recovery under the Seller Occurrence Policies, and reasonably cooperate with Purchaser if it seeks recovery, with respect to such litigation matters and shall remit any proceeds actually recovered therefrom (net of the cost and expense incurred by Seller or any of its Subsidiaries with respect to any such recovery) to Purchaser or its designee. From and after the Closing, Seller shall not, and shall cause its Subsidiaries not to, make any adjustments to any premium or loss allocations in respect of the Business without the prior consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).

(c)       For a period of five (5) years following the Closing Date, Purchaser and Seller shall, and shall cause their respective Affiliates to, reasonably cooperate with each other in the defense or settlement of all lawsuits involving the Business by providing the other party and such party’s legal counsel and other designated Persons reasonable access to their respective books and records and other information related to the Business as such other party may reasonably request, to the extent the same are maintained or under control of the requested party. The requesting party shall reimburse the other party for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees) paid to third parties in performing its obligations under this Section 6.2(c).

(d)       Each Hub Group Company and/or any of their respective post-Closing Affiliates are intended third party beneficiaries of this Section 6.2. Without limiting the right of any such Persons under this Agreement, Seller may enforce the rights of each of them under this Section 6.2.

6.3              Post-Closing Cooperation. From and after the Closing, for a period of seven (7) years following the Closing, upon reasonable advance written notice, Purchaser shall, and shall cause the Company and its Subsidiary to, provide Seller and its Affiliates (including any other Hub Group Company) and their respective authorized representatives with reasonable access, during normal business hours, to the relevant portions of the books, records (including accountant’s work papers, subject to execution of customary access papers), properties, facilities, key employees and representatives of the Company and its Subsidiary with respect to periods prior to the Closing, matters occurring on or prior to the Closing and/or in connection with any matter relating to or arising out of this Agreement and/or any of the transactions contemplated hereby (whether or not relating to periods prior to the Closing or matters occurring on or prior to the Closing), and the ability to inspect and copy any such books and records, in each case, to the extent reasonably necessary for Seller’s financial reporting or accounting matters, the preparation or filing of any Tax return or the defense of any Tax claim or assessment, or otherwise in connection with any legitimate matter relating to or affected by the operations of the Company and its Subsidiary on or prior to the Closing Date, except for any such matter related to any Action by Seller or its representatives against, or that is or could reasonably be expected to become adverse in any material respect to, Purchaser, the Company, its Subsidiary or the Business; provided, that (i) any such access shall not unreasonably interfere with the business or operations of the Company or its Subsidiary and (ii) neither the Company nor its Subsidiary shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to applicable law or contractual restriction or which, in the reasonable good faith judgment of Purchaser, constitutes competitively sensitive information or would reasonably be expected to compromise or constitute a waiver of any attorney-client privilege of Purchaser, the Company or its Subsidiary. Unless otherwise consented to in writing by Seller, Purchaser shall not permit the Company or its Subsidiary, for a period of seven (7) years following the Closing, to destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods prior to the Closing and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof. Seller shall reimburse Purchaser and/or the Company or its Subsidiary for reasonable out-of-pocket costs and expenses incurred in connection with assisting Seller or its Affiliates pursuant to this Section 6.3.

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6.4              Indemnification and Insurance.

(a)                From and after the Closing, subject to the availability of insurance coverage pursuant to Section 6.4(b), each of Purchaser, the Company and its Subsidiary will indemnify and hold harmless, to the fullest extent permitted under applicable law (and Purchaser will also advance expenses as incurred to the fullest extent permitted under applicable law), each present and former director, manager and officer of the Company and its Subsidiary (collectively, the “Company Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any Action or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Company Indemnified Parties’ service as a director, manager or officer of the Company or its Subsidiary or services performed by such persons at the request of the Company or its Subsidiary at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Company Indemnified Party (collectively, “Costs”); provided that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification.

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(b)               For a period of six (6) years following the Closing, Seller shall maintain in effect, without any lapses in coverage, its existing directors’ and officers’ liability, errors and omissions and employment practices liability insurance coverage policies with respect to Costs (the “Seller D&O Insurance Policies”) for the benefit of those Company Indemnified Parties who are covered by the Seller D&O Insurance Policies as of the date hereof, such coverage determination to be governed by and construed in accordance with the terms and conditions of the Seller D&O Insurance Policies. Seller shall use commercially reasonable efforts to facilitate coverage under the Seller D&O Insurance Policies with respect to any Costs incurred by the Company Indemnified Parties (which efforts shall not require any member of the Seller Group to make any payment or other financial accommodation or initiate any Action), such coverage determination to be governed by and construed in accordance with the terms and conditions of the relevant Seller D&O Insurance Policy. Seller shall remit any proceeds actually recovered therefrom (net of the cost and expense incurred by Seller or any of its Subsidiaries with respect to any such recovery, including any increases in premiums resulting therefrom) to Purchaser, the Company or the applicable Company Indemnified Party, as applicable. Seller agrees not to, and to cause its Subsidiaries not to, voluntarily relinquish, terminate, buy out or reduce the benefits with respect to any Company Indemnified Party under the Seller D&O Insurance Policies with respect to Costs.

(c)                If Purchaser, the Company or its Subsidiary or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, Purchaser shall cause the successors and assigns of Purchaser, the Company or any such Subsidiary of the Company to assume all of the obligations of Purchaser set forth in this Section 6.4.

(c)       The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, who are third party beneficiaries of this Section 6.4.

(d)       The rights of the Company Indemnified Parties under this Section 6.4 shall be in addition to any rights such Company Indemnified Parties may have under the organizational documents of the Company and its Subsidiary, or under any applicable contracts or laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party as provided in the organizational documents of the Company and its Subsidiary or any indemnification agreement between such Company Indemnified Party and the Company or its Subsidiary shall survive the consummation of the transactions contemplated hereby and, for a period of six (6) years following the Closing, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Company Indemnified Party.

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6.5              Personnel and Benefit Matters.

(a)       Continuing Employees. Purchaser agrees that, during the period commencing at the Closing and ending on the first anniversary thereof (or, if earlier, a relevant Continuing Employee’s termination date), each employee of the Company and its Subsidiary who is employed by the Company or its Subsidiary immediately prior to the Closing and who continues in employment with Purchaser, the Company or its Subsidiary from and after the Closing (the “Continuing Employees”) will be provided with (i) annual base compensation which is no less than the annual base compensation provided by the Company and its Subsidiary to each such Continuing Employee immediately prior to the Closing, (ii) annual cash bonus opportunities that are substantially comparable to the annual cash bonus opportunities provided by the Company and its Subsidiary to each such Continuing Employee prior to the Closing, and (iii) employee benefits (including paid time off, but excluding any severance, defined benefit pension, deferred compensation, equity or equity-based, or retiree or post-termination welfare benefits or change of control agreements) which are substantially comparable in the aggregate to the employee benefits (other than any deferred compensation, equity or equity-based compensation, defined benefit pension or retiree or post-termination welfare benefits or change of control agreements) provided to such Continuing Employee immediately prior to the Closing.

(b)       Participation in Benefit Plans. Except as otherwise provided pursuant to the Transition Services Agreement or the terms of the Benefit Plans or applicable law, effective as of the Closing, Continuing Employees shall cease to participate in all Benefit Plans. Except to the extent included in Net Working Capital, in the Transition Services Agreement or set forth on Schedule 6.5(b), Seller and its Affiliates (other than the Company and its Subsidiary) shall retain sponsorship of and be solely responsible for all liabilities and obligations relating to or at any time arising under or in connection with or pursuant to any Benefit Plan or any other benefit or compensation plan, program, agreement, policy, contract or arrangement with respect to which Seller or any of its Affiliates (including the Company and its Subsidiary) have any current or contingent liability or obligation. Seller shall be solely responsible for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9.

(c)        Deferred Compensation Plans.

(i)       Upon or as soon as practicable following the Closing: (A) Seller shall transfer from the Hub Deferred Compensation Plan to the Mode Deferred Compensation Plan all liabilities and obligations under or with respect to the Hub Deferred Compensation Plan attributable to Continuing Employees who were eligible to participate in the Hub Deferred Compensation Plan immediately prior to the Closing or who otherwise have balances under the Hub Deferred Compensation Plan immediately prior to the Closing (the “Deferred Compensation Plan Participants”) and (B) shall transfer from the Hub Rabbi Trust to the Mode Rabbi Trust assets held in the Hub Rabbi Trust equal to liabilities and obligations under the Hub Deferred Compensation Plan attributable to Deferred Compensation Plan Participants. Prior to the transfer of assets and liabilities pursuant to the preceding sentence, Seller shall credit to the Hub Deferred Compensation Plan accounts of Deferred Compensation Plan Participants (and make a corresponding contribution to the Hub Rabbi Trust) the amount of employer matching contributions in respect of the plan year ending on December 31, 2018 to which such Deferred Compensation Participants were entitled under the Hub Deferred Compensation Plan based on participation through the Closing (and without regard to any requirement of continued employment through the remainder of the last day of the 2018 plan year).

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(ii)       Upon or as soon as practicable following the Closing (and simultaneously with or immediately after the actions described in Section 6.5(c)(i) are completed), (A) Seller shall transfer sponsorship of, and all rights, powers, duties and obligations of Seller and/or the Company (and its Subsidiary) under and with respect to, the Mode Deferred Compensation Plan to the Company and shall substitute the Company for Seller under the Mode Deferred Compensation Plan and the Mode Rabbi Trust and (B) the Company shall, and Seller (or, if the transfer occurs following the Closing, the Purchaser) shall cause the Company to, assume sponsorship of, and all rights, powers, duties and obligations of Seller under and with respect to, the Mode Deferred Compensation Plan and to agree to the substitution of the Company for Seller under the Mode Deferred Compensation Plan and the Mode Rabbi Trust.

(iii)       Seller, the Company and Purchaser hereby agree that, for purposes of Section 409A of the Code, the transactions contemplated by this Agreement shall constitute the sale of assets of Seller and that Continuing Employees shall not be treated as having experienced a separation from service (or termination of employment) for purposes of the Hub Deferred Compensation Plan or the Mode Deferred Compensation Plan by reason, in and of itself, of the consummation of the transactions contemplated by this Agreement. This provision is intended to satisfy the requirements of Treas. Reg. § 1.409-1(h)(4).

(d)       As soon as reasonably practicable following the Closing Date, Seller shall cause assets and liabilities under the Seller 401(k) Plan attributable to Continuing Employees to be spun-off in accordance with the requirements of Section 414(l) of the Code and any other applicable laws and regulations into a new 401(k) plan that is sponsored by the Company or an Affiliate thereof (the “Purchaser’s 401(k) Plan”). The Company shall, and Purchaser shall cause the Company to, take all actions necessary or desirable to establish the Purchaser’s 401(k) Plan and Seller and Purchaser shall take all actions necessary to facilitate the spin-off of the Purchaser’s 401(k) Plan from the Seller 401(k) Plan.

(e)       Purchaser shall use commercially reasonable efforts to cause any employee benefit plans in which the Continuing Employees are entitled to participate immediately after the termination of the applicable services provided pursuant to the Transition Services Agreement, or, if earlier, the date on which new which Continuing Employees become eligible to enroll in health and welfare benefit plans sponsored and maintained by the Company or its Subsidiary, to take into account for purposes of eligibility, vesting (but not for vesting of future equity awards), and (for vacation and severance benefits only) level of benefits and benefit accrual thereunder, service for the Company and its Subsidiary as if such service were with Purchaser, to the same extent and for the same purpose that such service was credited under a corresponding Benefit Plan as in effect immediately prior to the Closing (except to the extent it would result in a duplication of benefits or compensation with respect to the same period of service). During the plan year in which the Closing occurs, Purchaser shall, and shall cause its direct and indirect Subsidiaries (including the Company and its Subsidiary) to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any health plan in which a Continuing Employee is eligible to participate on or immediately after the Closing and (ii) credit each Continuing Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing under the terms of any corresponding Benefit Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing occurs under any health benefit plan in which the Continuing Employee participates on and after the Closing.

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(f)       Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as the establishment or adoption of an amendment to, or termination of any particular Benefit Plan, Company Benefit Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement, (ii) give any third party, including Continuing Employees or any representative or beneficiary thereof, any right to enforce the provisions of this Section 6.5, (iii) obligate Seller, Purchaser, the Company or any of their respective Affiliates to (1) maintain any particular benefit plan or (2) retain the employment of any particular Continuing Employee or other employee (iv) limit the ability of Purchaser or any of its Affiliates (including, following the Closing, the Company or its Subsidiary) to amend, modify, terminate, or adopt any benefit or compensation plan, program, policy, contract, agreement or arrangement, (v) confer on any Person any right to employment or service or continued employment or service or any term or condition of employment or service, or (vi) limit the ability of Purchaser or any of its Affiliates (including following the Closing, the Company or its Subsidiary) to terminate the employment or service of any Person, including any Continuing Employee, at any time and for any or no reason.

6.6              WARN Act Notice. Purchaser shall be solely responsible for providing any notice required under the WARN Act in respect of the termination after the Closing of the employment of any employee of the Company or its Subsidiary.

6.7              Tax Returns; Audits. From and after the Closing, Purchaser shall be responsible for the preparation and filing of all Tax Returns for the Company and its Subsidiary due after the Closing Date (after taking into account all appropriate extensions). Each of the parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any Action with respect to Taxes. Such cooperation shall include the retention for the full period of any statute of limitations and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser shall not claim any income Tax deductions with respect to the Company Transaction Expenses, except as otherwise required by applicable law.

6.8              Transfer Taxes. All Transfer Taxes incurred in connection with the Temstar Transaction, including any transfer of the Temstar Business, if applicable, will be borne by Seller, and all other Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne one-half by Purchaser and one-half by Seller, and Purchaser shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (and Seller shall fully cooperate as and to the extent reasonably requested by Purchaser).

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6.9              Prior Tax Agreements. Seller shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between Seller or any predecessor or affiliate thereof, on the one hand, and the Company and its Subsidiary, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

6.10          Tax Refunds. All refunds of Taxes of the Company or its Subsidiary for any taxable period (or portion thereof) that ends on or before the Closing Date (whether in the form of cash received or a credit or offset applied in lieu of a refund against Taxes otherwise payable) shall be for the benefit of Seller; provided that nothing in this Section 6.10 shall require that Purchaser make any payment with respect to any refund for a Tax that is (A) taken into account in the calculation of Accrued Income Taxes or is reflected as a current asset (or offset to a current liability) on the Net Working Capital, as finally determined or (B) attributable to any carryback of any net operating loss or other Tax attribute or Tax credit from a taxable period (or portion thereof) beginning after the Closing Date. To the extent that Purchaser, the Company, or its Subsidiary receives a refund that is for the benefit of Seller, Purchaser shall pay to Seller the amount of such refund (and interest received from the Governmental Authority with respect to such refund) net of any Taxes and reasonable out-of-pocket expenses in connection with the payment thereof. The amount due to Seller shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset).

6.11          Resignations of Officers and Directors. On the Closing Date, Seller shall cause to be delivered to Purchaser executed resignations of the individuals set forth on Schedule 6.11 from their positions as officers, directors or managers, as the case may be, of the Company and/or its Subsidiary (to the extent such individuals are serving as officers, directors or managers of the Company and/or its Subsidiary as of the Closing Date), such resignations to be effective as of the Closing.

6.12          Restrictive Covenants of Seller.

(a)       Non-Solicitation; Non-Interference; Non-Disparagement.

(i)       During the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, Seller shall not, and shall cause each other member of the Seller Group and its and their representatives (to the extent acting on their behalf) not to, directly or indirectly, (i) solicit for the purpose of offering employment or engagement to, or engaging or hiring, any employee of the Business or any Sales Agent (other than any employee or agent of any Independent Business Owner that is not a salesperson or “dispatcher”) (a “Business Employee”), or (ii) knowingly induce or encourage any Business Employee to no longer be employed by or provide services to the Company or its Subsidiary, in each case, without the prior written consent of Purchaser (provided, however, that (x) general solicitations for employment or engagement not specifically targeted at the Business Employees, (y) the hiring or engaging of any person (including any Sales Agent) whose employment or engagement with the Company or its Subsidiary has terminated at least six (6) months prior to such general solicitations and who responds to such general solicitations and (z) transacting business with any Sales Agent engaged by or providing services to the Temstar Business shall not constitute a violation of the foregoing restriction).

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(ii)

(A)             During the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, Seller shall not, and shall cause each other member of the Seller Group and its and their representatives (to the extent acting on their behalf) not to, directly or indirectly, solicit or engage in business with any of the customers of the Company listed on Schedule 6.12(a)(ii)(A) (but subject to the qualifications and limitations expressly set forth on such Schedule).

(B)              With respect to each customer listed on Schedule 6.12(a)(ii)(B) (but subject to the qualifications and limitations expressly set forth on such Schedule), during the period beginning on the Closing Date and ending, with respect to each customer listed on Schedule(a)(ii)(B), on the earlier of the eighteen (18) month anniversary of the Closing Date and the date that such customer initiates its next periodic “request-for-proposal” process (i.e., the process through which such customer solicits proposals from multiple potential providers, consistent with such customer’s past practice), Seller shall not, and shall cause each other member of the Seller Group and its and their representatives (to the extent acting on their behalf) not to, directly or indirectly, solicit such customer with respect to any of the services set forth on Schedule 6.12(a)(ii)(B) with respect to such customer or provide such customer with such services. For the avoidance of doubt, the Seller Group’s performance of its obligations under the Hub Fleet Usage Agreement, dated as of the date hereof, between Hub City Terminals, Inc. and the Company (the “Fleet Agreement”), including any obligation of Seller to service any of the customers subject to the covenants set forth in this Section 6.12(a)(ii) in accordance with the Fleet Agreement and as directed by the Company, shall not, in and of itself, constitute a breach of any of such covenants.

(C)              During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Seller shall not, and shall cause each other member of the Seller Group not to, issue any press release or make any other public announcement, whether written or oral, concerning, relating to or otherwise in connection with the consummation of the transactions contemplated by this Agreement or the sale of the Company, that explicitly disparages the Business, Purchaser, the Company or its Subsidiary, or any of their respective officers, directors, shareholders, members, Sales Agents or employees in any matter likely to be harmful to such Person or his, her or its personal or business reputation; provided, that the foregoing shall not prohibit any Person from responding accurately and fully to any question, inquiry, or request for information required by legal or administrative process. Within 2 Business Days after the Closing Date, Seller shall distribute an internal communication to employees of the Seller Group directing that such employees restrict their communications with third parties (other than representatives and advisors of the Seller Group) relating to or otherwise in connection with the consummation of the transactions contemplated by this Agreement or the sale of the Company to the information contained in the form of press release attached as Exhibit E or otherwise as publicly disclosed as required by law or the rule of any securities exchange upon which Seller’s common stock may be listed.

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(b)       Confidentiality. From and after the Closing, Seller shall, and shall cause its Subsidiaries and its and their respective representatives to, (i) treat and hold as confidential any confidential and/or proprietary information (including inventions, algorithms, formulas, schematics, ideas, know-how, technology, processes, source code, program listings, business information and trade secrets), to the extent exclusively arising from, exclusively used in or otherwise exclusively relating to the Business, including information of third Persons under an obligation of confidentiality that is not already generally available to the public (other than through disclosure by Seller or its Subsidiaries in violation of this Section 6.12(b)) (the “Confidential Information”), (ii) refrain from using any of the Confidential Information except solely in connection with the performance of its obligations or enforcing its rights under this Agreement and (iii) use commercially reasonable efforts to, promptly following the Closing, destroy any competitively sensitive information that constitutes Confidential Information held by Seller or its Subsidiaries or representatives. In the event that Seller or any of its Subsidiaries is requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall notify Purchaser promptly of the request or requirement, if legally permitted and practicable, so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.12(b) at Purchaser’s sole cost and expense, and Seller shall, and shall cause its Subsidiaries and its and their respective representatives to, reasonably cooperate with Purchaser in its attempts to obtain a protective order or other relief to preserve the confidentiality of the Confidential Information at Purchaser’s sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any such Subsidiary or representative is compelled to disclose any Confidential Information to any Governmental Authority, Seller or such Subsidiary or representative may disclose the portion of such Confidential Information required to be disclosed to the Governmental Authority; provided that Seller or such Subsidiary shall use its commercially reasonable efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

(c)       Acknowledgements.

(i)       Purchaser and the Company acknowledge and agree that Seller and its Affiliates have competed with the Business in the past, currently compete with the Business and will compete with the Business in the future (including with respect to the business of former, current and prospective customers of the Business) and that nothing herein shall restrict Seller or its Affiliates in competing with the Business (including with respect to the business of any former, current or prospective customer of the Business) so long as (x) no member of the Seller Group is in violation of the covenants set forth in Section 6.12(a)(ii) and (y) no Confidential Information is used by Seller or its Affiliates in contravention of Section 6.12(b). It is further acknowledged and agreed by Purchaser and the Company that no inference of improper use or disclosure of any Confidential Information shall be drawn merely as a result of the continued competition of Seller and its Affiliates with the Business; provided, that nothing in this Section 6.12(c) shall modify or otherwise limit the obligations of Seller or its Affiliates and representatives pursuant to Section 6.12(b).

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(ii)       If any provision contained in this Section 6.12 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 6.12, but this Section 6.12 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 6.12 is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 6.12 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law. Each party hereto expressly acknowledges and agrees that (A) each of the restrictions contained in this Section 6.12 is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Purchaser’s interest in, and value of, the Company and the Business (including the goodwill inherent therein) and (B) Purchaser would not have entered into this Agreement or consummated the transactions contemplated hereby without the restrictions contained in this Section 6.12.

6.13          Release.

(a)       Effective as of the Closing, Seller hereby releases and forever discharges the Company and its Subsidiary and each of their respective successors and assigns (each individually, a “Releasee” and collectively, the “Releasees”) from any and all Actions, orders and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, that Seller now has, has ever had, or may hereafter have against any Releasee, for any matter, cause or event arising contemporaneously with or prior to the Closing Date relating to, arising out of or in connection with the status of Seller as an equityholder of the Company and its Subsidiary (directly or indirectly); provided, however, that nothing contained herein shall operate to release any obligations of any Releasee arising under this Agreement or any other document or agreement contemplated hereby.

(b)       Seller hereby irrevocably covenants to refrain from asserting any Action or commencing, instituting or causing to be commenced any Action or orders of any kind against any Releasee, based upon any matter purported to be released by this Section 6.13.

6.14          Restrictive Covenants of Purchaser.

(a)       Use of Hub Group Name. Neither Purchaser nor any Affiliate of the foregoing (including the Company and its Subsidiary following the Closing) shall use the “Hub Group” name or any derivation thereof after the Closing; provided, however, that the Company and its Subsidiary shall have a period of ninety (90) days following the Closing to remove the “Hub Group” name or any derivation thereof from its assets and properties.

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(b)       Non-Solicitation. During the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, Purchaser shall not, and shall cause the Company and its Subsidiaries and its and their representatives (to the extent acting on their behalf) to not, directly or indirectly, (i) solicit for the purpose of offering employment or engagement to, or engaging or hiring, any employee of Seller or any of its Subsidiaries or any sales personnel of Seller or any of its Subsidiaries (whether employees, independent contractors or agents), other than any employee of Seller or any of its Subsidiaries set forth on Schedule 6.14(b) (the “Seller Employees”) or (ii) knowingly induce or encourage any Seller Employee to no longer be employed by or provide services to Seller or its Subsidiaries, in each case, without the prior written consent of Seller (provided, however, that (x) general solicitations for employment or engagement not specifically targeted at the Seller Employees and (y) the hiring or engaging of any person whose employment or engagement with Seller or its Subsidiaries has terminated at least six (6) months prior to such general solicitations and who responds to such general solicitations shall not constitute a violation of the foregoing restriction).

(c)       Confidentiality. From and after the Closing, Purchaser shall, and shall cause its Affiliates and its and their respective representatives to, (i) treat and hold as confidential any confidential and/or proprietary information (including inventions, algorithms, formulas, schematics, ideas, know-how, technology, processes, source code, program listings, business information and trade secrets), to the extent exclusively arising from, exclusively used in or otherwise exclusively relating to Seller or any of its Subsidiaries (other than the Company and its Subsidiary) or any of their respective businesses, including information of third Persons under an obligation of confidentiality that is not already generally available to the public (other than through disclosure by Purchaser or its Affiliates or their representatives in violation of this Section 6.14(c)) (the “Seller Confidential Information”), (ii) refrain from using any of the Seller Confidential Information except solely in connection with the performance of its obligations or enforcing its rights under this Agreement and (iii) use commercially reasonable efforts to, promptly following the Closing, destroy any competitively sensitive information that constitutes Seller Confidential Information held by Purchaser or its Affiliates or representatives. In the event that Purchaser or any of its Affiliates is requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Seller Confidential Information, Purchaser shall notify Seller promptly of the request or requirement, if legally permitted and practicable, so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 6.14(c) at Seller’s sole cost and expense, and Purchaser shall, and shall cause its Affiliates and its and their respective representatives to, reasonably cooperate with Seller in its attempts to obtain a protective order or other relief to preserve the confidentiality of the Seller Confidential Information at Seller’s sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser or any such Affiliate or representative is compelled to disclose any Seller Confidential Information to any Governmental Authority, Purchaser or such Affiliate or representative may disclose the portion of such Seller Confidential Information required to be disclosed to the Governmental Authority; provided that Purchaser or such Affiliate or representative shall use its commercially reasonable efforts to obtain, at the request and expense of Seller, an order or other assurance that confidential treatment shall be accorded to such portion of the Seller Confidential Information required to be disclosed as Seller shall designate.

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(d)       Acknowledgements. If any provision contained in this Section 6.14 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 6.14, but this Section 6.14 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 6.14 is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 6.14 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law. Each party hereto expressly acknowledges and agrees that (A) each of the restrictions contained in this Section 6.14 is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Seller and Seller’s interest in, and value of, its Subsidiaries and their respective businesses and (B) Seller would not have entered into this Agreement or consummated the transactions contemplated hereby without the restrictions contained in this Section 6.14.

6.15          Retention Bonuses. Immediately prior to the Closing, Seller shall assign all of its obligations under each of the Retention Bonus Letter Agreements set forth on Schedule 1.1(B) to the Company pursuant to that certain Assignment and Assumption Agreement between Seller and the Company, attached hereto as Exhibit B. Purchaser covenants and agrees that the Company shall not amend, modify or waive any provision of the Retention Bonus Letter Agreements following the Closing without Seller’s prior written consent. Following the Closing, Purchaser shall cause the Company to, and the Company shall, deliver to Seller a schedule setting forth in reasonable detail the aggregate amount of the Retention Bonuses that are required to be paid by the Company to the employees of the Company, including the employer portion of any Taxes payable in connection therewith (the “Retention Bonus Amount”) under the Retention Bonus Letter Agreements (as such agreements were in effect immediately prior to the Closing and without giving effect to any amendments, modifications or waivers to any such agreements following the Closing), which schedule shall be delivered to Seller at least five (5) Business Days prior to the date that the Retention Bonuses are due to be paid under the Retention Bonus Letter Agreements. Within five (5) Business Days of receipt of such schedule and copies of any releases required to be delivered by the applicable employees pursuant to the Retention Bonus Letter Agreements (in form and substance reasonably satisfactory to Seller), Seller shall pay the Retention Bonus Amount to the Company by wire transfer of immediately available funds to an account specified in writing by the Company to Seller prior to such payment. Subject to receipt by the Company of the Retention Bonus Amount from Seller in accordance with the immediately preceding sentence, the Company shall, and Purchaser shall cause the Company to, timely pay the Retention Bonuses that are required to be paid by the Company to the employees of the Company under the Retention Bonus Letter Agreements.

6.16          Collection of Receivables; Misallocated Assets and Liabilities.

(a)       From and after the Closing, Purchaser shall have the right and authority to collect for its own account (i) all accounts receivable, deferred charges and trade receivables reflected on the Latest Balance Sheet and (ii) all accounts and notes receivable, deferred charges and trade receivables of the Company and its Subsidiary and any other rights of the Company and its Subsidiary to receive payments, in each case, arising after the date of the Latest Balance Sheet (collectively, the “Receivables”) which arise from or relate to the Business. Seller shall promptly deliver to Purchaser any cash or other property received directly or indirectly by it with respect to the Receivables or any other assets of the Company or its Subsidiary. Purchaser shall promptly deliver to Seller any cash or other property received directly or indirectly by it with regard to Seller or its Affiliates after the Closing.

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(b)       To the extent that, from time to time after the Closing, any member of the Seller Group identifies any assets, properties or rights, whether tangible and intangible, that primarily relate to the Business and that is in the possession of a member of the Seller Group (each, an “Additional Asset”), Seller will notify Purchaser of such Additional Assets and use commercially reasonable efforts to locate such Additional Assets. If requested by Purchaser, Seller will use commercially reasonable efforts to put the Company or one of its Affiliates (as directed by Purchaser) in actual possession of any Additional Asset. In the case of any Additional Asset that is a contract (or portion thereof that is related to the Business) (such contract or portion thereof, an “Additional Contract”), Seller will notify Purchaser of such contract and, if requested by Purchaser, use commercially reasonable efforts (which efforts shall not require any member of the Seller Group to make any payment or other financial accommodation or initiate any Action) to arrange for the assignment to the Company or another Person designated by Purchaser (to the extent the applicable contract and applicable law permits such assignment) of such Additional Contract (or applicable portion thereof) or, if such contract or applicable law does not permit such assignment, use commercially reasonable efforts to cooperate with Purchaser and the Company in any arrangement mutually acceptable to Seller, Purchaser and the Company to (i) provide the Company, or Affiliates of the Company designated by Purchaser, to the fullest extent practicable, the rights and benefits of such Additional Contract (or applicable portion thereof) (including by means of any subcontracting, sublicensing or subleasing arrangement, if permissible) and (ii) cause the Company or other designated Affiliates of the Company, as applicable, to bear all Liabilities thereunder from and after the Closing to the extent that the Company or such other designated Affiliate of the Company receives the rights and benefits of such Additional Contract (or applicable portion thereof) from and after the Closing. In furtherance of the foregoing, Purchaser shall, or shall cause the Company or other applicable Affiliates of the Company to, promptly pay, perform or discharge when due any related Liability (including any Liability for Taxes) arising under such Additional Contract (or applicable portion thereof) after the Closing Date to the extent that the Company or such other designated Affiliates of the Company actually receives the rights and benefits of such Additional Contract (or applicable portion thereof) from and after the Closing. Purchaser may, at its sole election, choose not to assume (or cause the Company or its Affiliates to assume) any such Additional Contract (or applicable portion thereof).

(c)       From and after the Closing, each party hereto shall use commercially reasonable efforts (which efforts shall not require any member of the Seller Group or any party hereto to make any payment or other financial accommodation or initiate any Action) to either (x) cause each third-party which is a party to a Shared Contract to terminate the Shared Contract and enter into separate contracts with each of (i) the applicable member of the Seller Group party thereto and (ii) the Company or its Subsidiary party thereto or (y) assist the Company or its Subsidiary in obtaining a new contract with the third-party which is a party to a Shared Contract. As used herein, a “Shared Contract” means any contract at Closing to which both (A) any member of the Seller Group and (B) the Company or its Subsidiary is a party with a third-party, including any contract set forth on Schedule 6.16(c). From and after the Closing, until such separate contracts are entered into or a new contract is obtained, each party hereto shall use commercially reasonable efforts to cooperate with each other and enter into any arrangement mutually acceptable to the parties to (i) provide each party, to the fullest extent practicable, the rights and benefits of such Shared Contract (or applicable portion thereof) to which such party is entitled to thereunder and (ii) cause each party to bear all Liabilities thereunder to which such party has incurred or otherwise is responsible for thereunder. In furtherance of the foregoing, each party shall, or shall cause its applicable Affiliates to, promptly pay, perform or discharge when due any Liability (including any Liability for Taxes) arising under such Shared Contract (or applicable portion thereof) to which such party has incurred or otherwise is responsible for thereunder.

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(d)        Immediately prior to the Closing, Seller hereby assigns, coveys and transfers to the Company, free and clear of Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to all of the domain names set forth on Schedule 3.13(a), and the Company hereby accepts such assignment, conveyance and transfer from Seller. Seller hereby agrees to execute such further documents and perform such other further acts as may be reasonably required to carry out such assignment, conveyance and transfer.

6.17          Further Assurances. Each of the parties hereto shall execute such further documents and perform such other further acts as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby.

6.18          Tax Treatment; Purchase Price Allocation. Purchaser and Seller agree that, for U.S. federal and applicable state income Tax purposes, the sale of the Purchased Interests is properly treated as a sale of all of the assets of the Company and its Subsidiary. Purchaser and Seller agree to cooperate in the preparation of a joint allocation schedule which allocates the Aggregate Purchase Price among such acquired assets in accordance with Section 1060 of the Code (the “Purchase Price Allocation Schedule”). If Purchaser and Seller are unable to agree on the Purchase Price Allocation Schedule within sixty (60) days following the Closing Date, then any remaining disputed matters will be finally and conclusively determined by the Accounting Arbitrator, the fees and expenses of which shall be allocated to be paid by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator. Notwithstanding the foregoing, Purchaser and Seller agree that for purposes of the Purchase Price Allocation Schedule, the principles set forth in Exhibit C shall apply, and the Accounting Arbitrator shall be required to follow the principles set forth therein in resolving any such dispute. Purchaser and Seller shall each file its respective Tax Returns (including IRS Form 8594) in accordance with such allocation schedule and shall not take any position on any Tax Return or during the course of any audit or other Action that is inconsistent therewith, unless required otherwise by applicable Tax law. The Purchase Price Allocation Schedule shall be adjusted as necessary to reflect adjustments to the Aggregate Purchase Price pursuant to Section 2.6 in a manner consistent with the principles used to create the Purchase Price Allocation Schedule.

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6.19          Financial Statements.

(a)                Seller agrees to use, and to cause the other members of the Seller Group to use, commercially reasonable efforts to assist Purchaser with preparing all financial statements (including audited financial statements) regarding the Business relating to periods prior to the Closing Date that may be required to comply with Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of equity or debt for a period of up to three (3) years from the Closing Date; provided, that Purchaser shall reimburse Seller for all costs and expenses incurred by Seller or any of its Affiliates in connection with compliance with this Section 6.19(a).

(b)               Purchaser agrees to use, and to cause the Company and its Subsidiary to use, commercially reasonable efforts to assist Seller with preparing audited financial statements regarding the Business relating to the portion of the Company’s 2018 fiscal year ending on or prior to the Closing Date for a period of up to six (6) months from the Closing Date; provided, that Seller shall reimburse Purchaser for all costs and expenses incurred by Purchaser or any of its Affiliates in connection with compliance with this Section 6.19(b).

6.20          Wage Reporting. With respect to employment Tax matters:

(a)                (i) Purchaser shall assume Seller’s obligation to prepare, file and furnish IRS Forms W-2 and 1095 with respect to the Continuing Employees for the year including the Closing Date; (ii) Seller and Purchaser shall utilize the “alternate procedure” with respect to each Continuing Employee pursuant to the procedure prescribed by Section 5 of Revenue Procedure 2004-53; and (iii) Seller and Purchaser shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding laws for all Continuing Employees in all appropriate jurisdictions.

(b)               (i) Purchaser shall assume Seller’s obligation to prepare, file and furnish IRS Forms 1099 and 1042-S with respect to the Continuing Employees for the year including the Closing Date; (ii) Seller and Purchaser shall utilize the “alternate procedure” with respect to the Continuing Employees pursuant to the procedure prescribed by Section 5 of Revenue Procedure 1999-50; and (iii) Seller and Purchaser shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding laws for the Business in all appropriate jurisdictions.

Article VII
INDEMNIFICATION

7.1              Survival. The representations and warranties of the Company, Seller and Purchaser contained in Article III, Article IV and Article V (other than the Fundamental Representations and the representations and warranties set forth in Section 3.15) shall survive the Closing until the one (1) year anniversary of the Closing Date (the “Survival Period”), at which time they shall expire. The Fundamental Representations and the representations and warranties set forth in Section 3.15 shall survive the Closing until the date that is sixty (60) days following the expiration of the applicable statute of limitations thereon. Each covenant and agreement which by its terms requires performance at or after the Closing shall expressly survive the Closing until fully performed in accordance with its terms and nothing in this Section 7.1 shall be deemed to limit any rights or remedies of any Person for breach of any such covenant (with it being understood that Purchaser shall also be liable for breach of any covenant or agreement requiring performance by the Company or its Subsidiary after the Closing and that nothing herein shall limit or affect Purchaser’s or any of its Affiliates’ liability for the failure to pay the Aggregate Purchase Price or pay other amounts as required hereunder). Any claim for indemnification with respect to any breach of such representations and warranties or covenants or agreements which is made in a Notice of Claim delivered to Purchaser or Seller, as the case may be, prior to the expiration of the applicable survival period, and the rights of indemnity with respect to such claim as set forth herein, shall survive such expiration until a Final Determination is made with respect to such claim.

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7.2              General Indemnification.

(a)       Subject to the other provisions of this Article VII, from and after the Closing, Purchaser and its Affiliates and each of their respective officers, directors, equityholders, members, managers, employees, partners, representatives, successors, permitted assigns and agents (each a “Purchaser Indemnitee”) shall be indemnified and held harmless from any damages, losses, liabilities, obligations, awards, judgments, payments, costs and claims of any kind, interest and expenses (including reasonable attorneys’ fees and expenses and excluding punitive damages, except to the extent actually recovered by a third party in a Third Party Claim) (“Losses”) to the extent actually incurred as a result of, in connection with, or related to (i) any breach of any representation or warranty made by the Company or Seller contained in Article III or Article IV (other than the Fundamental Representations and the representations and warranties set forth in Section 3.15), (ii) any breach by the Company or Seller of any Fundamental Representations or the representations and warranties set forth in Section 3.15, (iii) any breach by Seller of any of its covenants or agreements contained herein which are to be performed by Seller and (iv) Indemnified Taxes.

(b)       Subject to the other provisions of this Article VII, from and after the Closing, Purchaser shall, and shall cause the Company and its Subsidiary to, indemnify, defend and hold Seller and its Affiliates and each of their respective officers, directors, equityholders, members, managers, employees, partners, representatives, successors, permitted assigns and agents (each, a “Seller Indemnitee”) harmless from any Losses to the extent actually incurred as a result of, in connection with, or related to (i) any breach of any representation or warranty made by Purchaser contained in Article V, (ii) any breach by Purchaser of any of its covenants or agreements contained herein which are to be performed by Purchaser and (iii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company.

(c)       If any Purchaser Indemnitee or Seller Indemnitee believes that it has sustained or incurred any Loss for which it may be entitled to indemnification, subject to the limitations set forth in this Article VII, such Purchaser Indemnitee or Purchaser (on behalf of such Purchaser Indemnitee) or such Seller Indemnitee or Seller (on behalf of such Seller Indemnitee) will so notify Seller or Purchaser, as applicable, promptly by delivering to such party a Notice of Claim specifying the basis hereunder upon which such claim for indemnification is asserted and describing such Loss, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Loss, all with reasonable particularity. After the giving of any Notice of Claim pursuant hereto, the amount of indemnification to which such Purchaser Indemnitee or Seller Indemnitee will be entitled under this Article VII will be determined by (i) a Final Determination or (ii) any other means to which Purchaser and Seller agree in writing. A failure by a Purchaser Indemnitee or Seller Indemnitee to give timely notice as provided in this Article VII will not affect the rights or obligations of any party hereunder except to the extent that, as a result of such failure, any party entitled to receive such notice was actually damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

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7.3              Third Party Claims.

(a)       If an Action by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”), is made against any Person entitled to indemnification pursuant to Section 7.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly give a Notice of Claim to the party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually damaged or prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of a Notice of Claim to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of the Responsible Party, of the settlement or defense of the applicable Third Party Claim, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, further, that the fees and expenses of such counsel shall be borne by such Indemnified Party. In the event the Responsible Party assumes conduct and control of a Third Party Claim, the Responsible Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any judgment that (i) imposes any injunctive relief or other equitable relief against the Indemnified Party, or (ii) does not include as a term thereof the giving by the Person(s) asserting such claim against the Indemnified Party of an express and unconditional release from all liability with respect to such claim. So long as the Responsible Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim; provided that if the Indemnified Party does pay or settle such claim it shall waive any right to indemnity by the Responsible Party for all Losses related to such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Notice of Claim that it elects to undertake the defense of the applicable Third Party Claim, the Indemnified Party shall have the right to contest the claim, provided that the Indemnified Party shall not enter into any settlement of, or consent to entry of any judgment with respect to, such Third Party Claim, without the written consent of the Responsible Party (which shall not be unreasonably withheld, conditioned or delayed).

(b)       Notwithstanding anything in Section 7.3(a) to the contrary, the Indemnified Party will have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim if (i) such Third Party Claim seeks as the primary remedy an injunction or other equitable relief against the Indemnified Party or alleges a criminal violation, (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Responsible Party, or (iii) the amount in dispute exceeds two (2) times the maximum amount for which a Responsible Party could be liable pursuant to this Article VII in light of the limitations on indemnification herein, if applicable; provided, that the Indemnified Party shall not enter into any settlement of, or consent to entry of any judgment with respect to, any such Third Party Claim, without the written consent of the Responsible Party (which shall not be unreasonably withheld, conditioned or delayed).

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7.4              Limitations on Indemnification Obligations. The rights of the Indemnified Parties to indemnification pursuant to the provisions of Section 7.2(a) and Section 7.2(b) are subject to the following provisions:

(a)       None of the Indemnified Parties shall be entitled to recover for any particular Loss pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) (except in the case of Fraud) unless such Loss equals or exceeds $10,000 (and no such Loss less than $10,000 shall be applied against the Deductible).

(b)       The Indemnified Parties shall not be entitled to recover Losses pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) (except in the case of Fraud) until the total amount which the Indemnified Parties would recover under Section 7.2(a)(i) or Section 7.2(b)(i), as applicable, in the aggregate (as limited by the other provisions hereof), but for this Section 7.4(b), exceeds $1,192,500 (the “Deductible”), in which case the applicable Indemnified Parties shall only be entitled to recover Losses in excess of such amount, subject to the other limitations herein.

(c)       Except, in each case, in the case of Fraud, (i) the maximum liability of Seller to the Purchaser Indemnitees with respect to any Losses of the Purchaser Indemnitees indemnifiable pursuant to Section 7.2(a)(i) shall not exceed $1,192,500 and (ii) the maximum liability of Seller or Purchaser, as applicable, for indemnifiable Losses pursuant to this Article VII shall not exceed the Aggregate Purchase Price.

(d)       The amount of any and all Losses indemnifiable hereunder shall be determined net of any amounts actually recovered by the Indemnified Parties under insurance policies (excluding, in the case of the Purchaser Indemnitees, the Representation and Warranty Insurance Policy) or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (which amounts actually recovered by the Indemnified Parties shall be calculated, in each case, net of any reasonable out-of-pocket costs and any Taxes incurred in connection with such recovery). In any case where a Purchaser Indemnitee actually recovers, under insurance policies (excluding, in the case of the Purchaser Indemnitees, the Representation and Warranty Insurance Policy) or from other collateral sources, any amount in respect of a matter for which such Indemnified Party was previously indemnified hereunder, such Indemnified Party shall promptly pay over to the Responsible Party a refund equal to the amount so recovered (after deducting therefrom the amount of the reasonable out-of-pocket costs and expenses and any Taxes incurred in connection with such recovery), if and solely to the extent that such amount of recovery would have reduced the amount to which the Indemnified Party would have been entitled pursuant to the first sentence of this Section 7.4(d), but not in excess of the aggregate amount previously paid to the Indemnified Parties hereunder in respect of such matter.

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(e)       The Purchaser Indemnitees shall use commercially reasonable efforts to recover under the Representation and Warranty Insurance Policy, to the extent available and subject to applicable retention and other coverage limitations thereunder, for any Losses for Indemnified Taxes pursuant to Section 7.2(a)(iv) or for any Losses pursuant to Section 7.2(a)(ii) prior to seeking indemnification from Seller under this Agreement; provided that nothing in this Section 7.4(e) shall limit the Purchaser Indemnitees’ rights to indemnification pursuant to Section 7.2(a)(iv) or pursuant to Section 7.2(a)(ii) to the extent that recovery is not available under the Representation and Warranty Insurance Policy for any reason with respect to all or any portion of such Losses. The amount of any and all indemnifiable Losses for Indemnified Taxes pursuant to Section 7.2(a)(iv) or for any indemnifiable Losses pursuant to Section 7.2(a)(ii) shall be determined net of any amounts actually recovered by the Indemnified Parties under the Representation and Warranty Insurance Policy with respect to such Losses (which amounts actually recovered by the Indemnified Parties shall be calculated, in each case, net of any reasonable out-of-pocket costs and any Taxes incurred in connection with such recovery). In any case where a Purchaser Indemnitee actually recovers under the Representation and Warranty Insurance Policy any amount in respect of a matter for which such Indemnified Party was previously indemnified hereunder, such Indemnified Party shall promptly pay over to the Responsible Party a refund equal to the amount so recovered (after deducting therefrom the amount of the reasonable out-of-pocket costs and expenses and any Taxes incurred in connection with such recovery), if and solely to the extent that such amount of recovery would have reduced the amount to which the Indemnified Party would have been entitled pursuant to the first sentence of this Section 7.4(e), but not in excess of the aggregate amount previously paid to the Indemnified Parties hereunder in respect of such matter; provided that for the avoidance of doubt, Purchaser shall not be required to repay to Seller any amounts recovered under the Representation and Warranty Insurance Policy to the extent such repayment would, after taking into account the deductible and other limitations under the Representation and Warranty Insurance Policy, have the effect of reducing the amount of indemnifiable Losses actually recovered by Purchaser with respect to such claim below the amount of indemnified Losses to which Purchaser would otherwise be entitled to recover from Seller pursuant to this Article VII, but for this Section 7.4(e). Purchaser covenants and agrees that the Representation and Warranty Insurance Policy will expressly exclude any right of subrogation against the Seller Group (other than with respect to Fraud).

(f)       The Indemnified Parties shall be entitled to recover for a Loss only once under Article VII even if a claim or claims for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(g)       The Indemnified Parties shall not be entitled to recover any Loss to the extent such Loss was included in or otherwise expressly taken into account in the determination of the Aggregate Purchase Price.

(h)       The rights to indemnification of the Indemnified Parties under this Article VII shall not be affected or deemed waived by reason of any investigation made by or on behalf of any party hereto (including by any of such party’s advisors or representatives) or by reason of the fact that such party or any of such advisors or representatives knew or should have known that any representation or warranty is, was or might be inaccurate.

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(i)       For purposes of determining the breach or inaccuracy of any representation or warranty of the Company set forth in Article III or the Seller set forth in Article IV and in calculating the amount of any Losses attributable thereto, any “materiality,” “Material Adverse Effect,” or similar qualifications in such representations and warranties shall be disregarded, except that the foregoing shall not apply to (i) the use of the term “Material Contract” in any representation or warranty or (ii) any representation or warranty set forth in Section 3.4(a) or Section 3.6(a).

(j)       The Purchaser Indemnitees shall only be entitled to recover under this Article VII for any breach of any representations and warranties regarding Losses for Taxes with respect to taxable periods, or portions thereof, that end on or before the Closing Date, except to the extent such Losses arise from or are attributable to a breach of the representations or warranties contained in Sections 3.15(e), 3.15(k) or 3.15(l).

7.5              Manner of Payment. Any indemnification of the Purchaser Indemnitees or Seller (on behalf of the Seller Indemnitees), as applicable, pursuant to this Article VII shall be effected by wire transfer of immediately available funds to an account designated in writing by the applicable Purchaser Indemnitees or Seller Indemnitees, as the case may be, within five (5) days after the Final Determination thereof.

7.6              Treatment of Indemnification Payments. Each party will treat indemnification payments pursuant to this Article VII as adjustments to the purchase price for all purposes, unless applicable law requires otherwise.

7.7              Exclusive Remedy; Waiver. Notwithstanding anything else contained in this Agreement to the contrary but subject to Section 2.6 (as it relates to the determination of the Aggregate Purchase Price), Section 8.2 and Section 8.12, and except in the case of Fraud, from and after the Closing, (a) the provisions of this Article VII shall be the sole and exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate or other instrument or document delivered pursuant hereto or with respect to any and all claims arising under or relating (directly or indirectly) to the subject matter of this Agreement, any certificate or other instrument or document delivered pursuant hereto or the transactions contemplated hereby or thereby, regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; provided that nothing herein shall limit recovery under the Representation and Warranty Insurance Policy; and (b) except for Purchaser’s rights to indemnification as expressly set forth in this Article VII, each of Purchaser (on its behalf and on behalf of each of its post-Closing Affiliates) and the Company acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law (including Environmental Law), any and all rights and Actions (other than any claim or cause of action with respect to Fraud) it may have against Seller or any of its post-Closing Affiliates relating to the operation of the Company or its Subsidiary or their respective businesses or relating to the subject matter of this Agreement or the Disclosure Schedule and the transactions contemplated hereby and thereby or the business of the Company and its Subsidiary arising under or based upon any federal, state, local or foreign statute or law are hereby waived. Furthermore, without limiting the generality of the foregoing, subject to Section 2.6 (as it relates to the determination of the Aggregate Purchase Price), Section 8.2 and Section 8.12, no claim (other than any claim or cause of action brought pursuant to the indemnification provisions of this Article VII or with respect to Fraud) shall be brought or maintained by or on behalf of any of Purchaser or any of its post-Closing Affiliates (including, after the Closing, the Company and its Subsidiary) against Seller or any of its post-Closing Affiliates, and (except in the case of any claim or cause of action pursuant to the indemnification provisions of this Article VII or with respect to Fraud and subject to Section 2.6 (as it relates to the determination of the Aggregate Purchase Price), Section 8.2 and Section 8.12)) no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged inaccuracy in or breach of any of the covenants, agreements, representations or warranties of the Company, Seller or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion or other documents of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedule and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the business of the Company or its Subsidiary, any of their assets, or any actions or omissions at or prior to the Closing.

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7.8              Other Matters. Purchaser acknowledges and agrees that the agreements contained in this Article VII are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller and the Company would not enter into this Agreement. For the avoidance of doubt, after the consummation of the Closing, except in the case of a claim or cause of action for Fraud, no party may seek the rescission of the transactions contemplated by this Agreement. Purchaser acknowledges and agrees that Seller may enforce the rights of any of its post-Closing Affiliates hereunder.

Article VIII
MISCELLANEOUS

8.1              Press Releases and Communications. The Company, Seller and Purchaser agree that, after the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, unless required by law or the rule of any securities exchange upon which any party’s common stock may be listed. Notwithstanding the foregoing, Purchaser and Seller shall issue a joint press release on the date hereof, which joint press release shall be in the form of the draft thereof set forth on Exhibit E.

8.2              Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided that Seller shall be responsible for and shall pay or cause to be paid all of the Company Transaction Expenses, whether such Company Transaction Expenses become payable prior to, at or after the Closing, and, from and after the Closing, Seller shall indemnify and hold harmless Purchaser, the Company and its Subsidiaries with respect to any Losses any of them incur arising out of or resulting from the failure of Seller to pay any such Company Transaction Expenses.

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8.3              Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       All matters relating to the interpretation, construction, validity and enforcement of this Agreement, any all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated hereby, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

(b)       Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Illinois State or Federal court sitting in Chicago, Illinois, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.11 shall be deemed effective service of process on such party. Each party hereto further agrees that all of the provisions of Section 8.3(c) relating to waiver of jury trial shall apply to any suit, action or other proceeding referred to in this Section 8.3(b).

(c)       EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3(c).

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8.4              Binding Effect; Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party hereto may assign, delegate or otherwise transfer (including by operation of law) any of such party’s rights or obligations under this Agreement without the prior written consent of Seller and Purchaser; provided that Purchaser shall be entitled to assign, upon prior written notice to Seller, its rights and obligations under this Agreement (i) to one or more Affiliates of Purchaser or (ii) for collateral security purposes to any lender providing financing to Purchaser, it being agreed that if Purchaser makes any such assignment (whether pursuant to clause (i) or (ii)), Purchaser shall remain fully liable under this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than the third party beneficiaries enumerated in this Agreement, including those set forth in Section 6.2 (Intercompany Arrangements), Section 6.4 (Indemnification and Insurance) and Article VII (Indemnification), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.

8.5              Amendment and Waiver. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only in a writing signed by Purchaser and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

8.6              Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months, unless indicated to the contrary. All references to “$” or “dollars” shall be deemed references to United States dollars. Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of the phrase “made available” shall mean “made available in the Data Room” prior to 8:00 p.m. Chicago, Illinois time on August 30, 2018. The use of the phrase “ordinary course of business” shall mean “ordinary course of business in a manner consistent with past practice.” The words “contract” or “agreement” shall mean any legally binding agreement, contract, license, lease, sublease, obligation, undertaking or other commitment or arrangement, whether written or oral, including all amendments, waivers or other changes thereto. Unless the context otherwise clearly indicates, (a) the term “Action” shall mean any actions, suits, hearings or proceedings (including any arbitration and agency proceeding), charges, audits, grievances, indictments, claims, condemnations, assessments, expropriations or other proceeding in eminent domain, at law or in equity, or before or by any Governmental Authority; (b) the terms “order”, “judgment,” “decree” and words of similar import shall mean any order, judgment, injunction, award, decree, settlement, determination, ruling, writ or other decision issued, promulgated or entered by any Governmental Authority; (c) the term “law” shall mean any foreign, federal, state, or local law, statute, common law, code, ordinance, rule, regulation, judgment, order, determination, decree, or other pronouncement having the effect of law of any Governmental Body; and (d) the term “Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense, Indebtedness or other charge, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, including those arising under any contract, Action or law.

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8.7              No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

8.8              Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopy or electronic pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

8.9              Complete Agreement. This Agreement, including the schedules (including the Disclosure Schedule), exhibits and certificates referred to herein, and any documents executed by the parties pursuant hereto or in connection herewith and the Confidentiality Agreement, shall constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, written or oral, between the parties or any of their respective Affiliates with respect to such subject matter.

8.10          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.11          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by via telecopy (or other facsimile device) to the number set out below for such recipient or by electronic mail to the address set out below for such recipient if the sender on the same day sends a confirming copy of such notice, demand or other communication by a recognized overnight delivery service (charges prepaid) or receipt is confirmed in writing by the recipient or (c) one (1) day after deposit with Federal Express or similar overnight courier service (charges prepaid). Notices, demands and communications to Purchaser, the Company, and Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

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If to Purchaser or, following the Closing, the Company:

c/o York Capital Management
767 Fifth Avenue, 17th Floor
New York, NY 10153
Attention: Joshua Ratner
Telephone: (212) 710-6556
Email: jratner@yorkcapital.com
Facsimile: (646) 514-5528

with a copy (which shall not constitute notice or service of process) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Sarah Stasny, P.C.
Telephone: (212) 446-4840
Email: sarah.stasny@kirkland.com
Facsimile: (212) 446-4900

If to Seller or, prior to the Closing, the Company:

Hub Group, Inc.
2000 Clearwater Drive
Oak Brook, IL 60523
Email: DYeager@hubgroup.com
Attention: Chief Executive Officer

with a copy (which shall not constitute notice or service of process) to:

Hub Group, Inc.
2000 Clearwater Drive
Oak Brook, IL 60523
Email: dbeck@hubgroup.com and legal@hubgroup.com
Attention: General Counsel

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above by personal delivery, messenger service and/or facsimile or electronic mail transmission; provided that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.

8.12          Specific Performance. Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Seller hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, Purchaser agrees that Seller shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Purchaser hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

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8.13          Disclosure Schedule. The disclosures in the Disclosure Schedule concerning Seller, the Company and/or its Subsidiary are to be taken as relating to the representations and warranties of Seller, the Company and its Subsidiary as a whole, notwithstanding the fact that the Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to the Disclosure Schedule, to the extent the relevance of any such disclosures to such other representations and warranties is reasonably apparent on its face. The inclusion of information in the Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, Liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company, its Subsidiary and/or Seller. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement or otherwise. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy involving any of the parties hereto as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

8.14          Legal Representation; Related Matters. It is acknowledged by each of the parties hereto that each of the Company and Seller have retained Winston & Strawn LLP (“W&S”) to act as their counsel in connection with the transactions contemplated hereby and that W&S has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of W&S for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, in the event that a dispute arises after the Closing between Purchaser, on the one hand, and Seller and/or any of its post-Closing Affiliates, on the other hand, W&S may represent Seller and/or any of its post-Closing Affiliates in such dispute even though the interests of Seller and/or its post-Closing Affiliates may be directly adverse to Purchaser, the Company and/or the Company’s Subsidiary, and even though W&S may have represented the Company or its Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or its Subsidiary. Purchaser further agrees that, as to all communications among W&S and the Company, its Subsidiary, Seller and/or any of its post-Closing Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser, the Company or the Company’s Subsidiary.

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8.15          Non-Recourse. This Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated herein may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. With respect to each named party to this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor, financing source or representative or Affiliate of any of the foregoing Persons (collectively, the “Non-Party Affiliates”) shall have any Liability (whether in contract, tort, equity, or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of such named party set forth in this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be signed as of the date first above written.

MODE TRANSPORTATION, LLC

By: /s/ James J. Damman______________________

Name: James J. Damman

Its: President

HUB GROUP, INC.

By: /s/ David P. Yeager______________________

Name: David P. Yeager

Its: CEO

Mode Purchaser, Inc.

By: /s/ Daniel Gluck_________________________

Name: Daniel Gluck

Its: Authorized Signatory